Exhibit 2.2

Calgary, Alberta, May 29, 2014

Madalena Energy Inc. Suite 200, 707 – 7th Avenue S.W. Calgary, Alberta T2P 3H6 Attention: President and CEO	Madalena Ventures International Inc. c/o Madalena Energy Inc. Suite 200, 707 – 7th Avenue S.W. Calgary, Alberta T2P 3H6 Attention: President and CEO

together, hereinafter referred to as, the “Purchasers”

Ref: Irrevocable Offer N° 001

Dear Sirs,

In accordance with recent negotiations with you, Gran Tierra Energy Inc., a company existing under the laws of Alberta and PCESA Petroleros Canadienses De Ecuador S.A., a sociedad anónima existing under the laws of Ecuador (together, the “Vendors”), hereby submits this irrevocable offer (the “Offer”) in order to, subject to the terms and conditions set forth under this Offer (including all terms and conditions set forth under Annex I and the exhibits and schedules attached thereto, the “Agreement”) to enter into the Agreement.

This Offer shall be deemed accepted upon to payment to the Escrow Agent of the Deposit, as defined in the Agreement, on the date hereof and shall otherwise terminate and be of no further force or effect.

If Purchaser were to accept this Offer, pursuant to the immediately preceding paragraph, the rights and obligations under which Vendor and Purchaser will be bound shall be those in the Agreement, which shall constitute the entire agreement between them, relating to the subject matter thereof.

The effectiveness of the Agreement shall be as of the date hereof.

Sincerely,

/s/ Dana Coffield	/s/ Rafael Orunesu
Gran Tierra Energy Inc.	PCESA Petroleros Canadienses De Ecuador S.A.

Name: Dana Coffield	Name: Rafael Orunesu

Position: President and Chief Executive Officer	Position: Legal Representative

ANNEX I

TERMS AND CONDITIONS OF

SHARE PURCHASE AND SALE OFFER

BETWEEN:

GRAN TIERRA ENERGY INC.

- and -

PCESA PETROLEROS CANADIENSES DE ECUADOR S.A.

- and –

MADALENA ENERGY INC.

- and –

MADALENA VENTURES INTERNATIONAL INC.

MAY 29, 2014

ANNEX I

TERMS AND CONDITIONS OF

SHARE PURCHASE AND SALE OFFER

	Article 1
	INTERPRETATION

1.1	Definitions	1
1.2	References and Headings	15
1.3	Currency and Payment Obligations	16
1.4	Singular/Plural; Derivatives	16
1.5	Statutory References	16
1.6	Conflicts	16
1.7	Accounting References	16
1.8	Computation of Time Periods	16
1.9	Knowledge	16
1.10	Exhibits and Schedules	17

Article 2
SALE AND CONVEYANCE

2.1	Purchase and Sale of Purchased Shares	17
2.2	Share Purchase Price	17
2.3	Payment of Purchase Price	18
2.4	Deposit	18
2.5	Purchase of Entire Interest	19

Article 3
ADDITIONAL COVENANTS AND AGREEMEnTS

3.1	Access to Premises and Records	19
3.2	Vendors Conduct of Business Covenants	19
3.3	Purchasers' Conduct of Business Covenants.	21
3.4	Equity Financing	22
3.5	Consents and Approvals	24
3.6	Rights of First Refusal	24
3.7	Change of Name; Removal of Logos and No Use of Trade-Marks	24
3.8	Access to Information	25
3.9	GTAH Assignment	26
3.10	Stamp Tax	26
3.11	Non-Solicitation	26

Article 4
REPRESENTATIONS AND WARRANTIES of the vendORS

4.1	Representations and Warranties of the Vendors	27
4.2	Standing and Corporate Power of Vendors	28
4.3	No Conflict	28
4.4	Execution and Enforceability	28
4.5	Ownership of Shares	28
4.6	Organization of the Corporations	29

-i-

(continued)

4.7	Qualification to do Business	29
4.8	Corporate Records	29
4.9	Financial Statements	29
4.10	Absence of Certain Changes or Events	29
4.11	Material Contracts	30
4.12	Guarantees	30
4.13	Outstanding AFEs	30
4.14	Long Term and Derivative Transactions	30
4.15	Banking Information	31
4.16	Regulatory Approvals	31
4.17	Absence of Conflicts	31
4.18	Legal Proceedings	32
4.19	Governmental Authorizations	32
4.20	Compliance with Laws	32
4.21	Purchased Debt Assignment Agreement	32
4.22	Restrictions on Business Activities	33
4.23	Title	33
4.24	Reserves Reports	33
4.25	Operational Matters	34
4.26	Good Oilfield Practices	34
4.27	Environmental Matters	34
4.28	Employment Matters	35
4.29	Employee Plans	36
4.30	Parent Equity Incentive Plan Awards	36
4.31	Insurance	36
4.32	Tax Filings	36
4.33	Taxes Paid	36
4.34	No Corrupt Conduct	36
4.35	Hold Period	37
4.36	U.S. Securities Laws	37
4.37	No Further Representations	38

Article 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

5.1	Representations and Warranties of the Purchasers	38
5.2	Standing and Corporate Power of Purchasers	38
5.3	Reporting Status and Securities Laws Matters	39
5.4	No Conflict	39
5.5	Execution and Enforceability	39
5.6	Organization of the Purchasers and the Purchaser Subsidiaries	40
5.7	Qualification to do Business	40
5.8	Corporate Records	40
5.9	Capitalization	40
5.10	Filings	41
5.11	Financial Statements	41
5.12	Absence of Certain Changes or Events	41
5.13	Material Contracts	42
5.14	Absence of Conflicts	42
5.15	Legal Proceedings	42

-ii-

(continued)

5.16	Governmental Authorizations	42
5.17	Compliance with Laws	43
5.18	Restrictions on Business Activities	43
5.19	Title	43
5.20	Reserves Reports	43
5.21	Operational Matters	44
5.22	Good Oilfield Practices	44
5.23	Environmental Matters	44
5.24	Tax Filings	45
5.25	Taxes Paid	45
5.26	Regulatory Approvals	45
5.27	Funds Available	45
5.28	No Further Representations	46
5.29	No Corrupt Conduct	46
5.30	Consideration Shares	47
5.31	Equity Financing	47

Article 6
CONDITIONS TO CLOSING

6.1	Mutual Conditions	48
6.2	Purchaser's Conditions	48
6.3	Vendors' Conditions	50
6.4	Satisfaction of Conditions	51

Article 7
Closing

7.1	Place and Time of Closing	51
7.2	Closing Sequence	51

Article 8
CONFIDENTIALITY

8.1	Confidentiality	53

Article 9
LIABILITY AND INDEMNIFICATION

9.1	Survival of Representations and Warranties; Covenants	54
9.2	Vendor's Agreement to Indemnify	54
9.3	Purchaser's Agreement To Indemnify	55
9.4	Indemnification Procedures	55
9.5	Limitations	57
9.6	Sole Remedy	58
9.7	No Merger of Legal Responsibilities	58

Article 10
termination

10.1	Grounds for Termination	58
10.2	Notice and Cure Provisions	60
10.3	Effect of Termination	60

-iii-

(continued)

Article 11
NOTICES

11.1	Delivery of Notices	61
11.2	Notices	61

Article 12
PRIVACY MATTERS

12.1	Disclosed Personal Information	63
12.2	No Unrelated Use	63
12.3	Necessary Disclosure	63
12.4	Applicable Measures	63
12.5	Duty to Keep Confidential	63
12.6	Duty to Notify	63
12.7	Duty to Return or Destroy	64

Article 13
GENERAL

13.1	Governing Law	64
13.2	Commissions, etc.	64
13.3	Counterparts	64
13.4	Successors and Assigns	64
13.5	Supersedes Earlier Agreements	65
13.6	Waiver	65
13.7	Time of the Essence	65
13.8	No Merger	65
13.9	Invalidity of Provisions	65
13.10	Amendments	65
13.11	Expenses	65
13.12	Further Assurances	66
13.13	Survival	66

-iv-

TERMS AND CONDITIONS OF

SHARE PURCHASE AND SALE OFFER

THESE TERMS AND CONDITIONS OF A SHARE PURCHASE AND SALE OFFER offered and accepted as of the 29th day of May, 2014.

BETWEEN:

GRAN TIERRA ENERGY INC., a corporation existing under the laws of Alberta

- and –

PCESA PETROLEROS CANADIENSES DE ECUADOR S.A., a sociedad anónima formed pursuant to the laws of Ecuador

- and -

MADALENA ENERGY INC., a corporation existing under to the laws of Alberta

- and -

MADALENA VENTURES INTERNATIONAL INC., a corporation existing under the laws of Barbados

WHEREAS:

A.	The Vendors directly hold all of the issued and outstanding Purchased Shares.

B.	GTE is the creditor of the Purchased Debt.

C.	The Vendors wish to sell and convey the Purchased Shares and the Purchased Debt to the Purchasers, and the Purchasers wish to purchase the Purchased Shares and the Purchased Debt from the Vendors, upon the terms and conditions herein set forth.

D.	Concurrently with the execution and delivery of this Agreement, MVN has entered into the Bought Deal Letter with the Lead Underwriter.

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties covenant and agree with each other as follows:

Article 1

INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, including the recitals and any Schedules hereto, the following words and phrases shall have the following meanings unless the context otherwise requires:

(a)	"Acquisition Proposal" means any inquiry or the making of any proposal or offer to the Vendors or the Parent by any person, or group of persons "acting jointly or in concert" (within the meaning of Multilateral Instrument 62-104 – Takeover Bids and Issuer Bids), other than the Purchasers or any person acting jointly or in concert with the Purchasers, whether or not such proposal or offer is subject to due diligence or other conditions and whether such proposal or offer is made orally or in writing, which constitutes, or may reasonably be expected to lead to (in either case, whether in one transaction or a series of transactions): (i) the acquisition from the Vendors of any of the Purchased Shares or the Purchased Debt; (ii) any acquisition of 20% or more of the Corporation Assets; (iii) an amalgamation, arrangement, merger, business combination, consolidation or similar transaction involving the Corporations; or (iv) any take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution or similar transaction involving the Corporations, in each case, other than the GTAH Transaction, the Debt Reorganization or any inquiry, proposal or transaction made or entered into in connection with the ROFRs.

(b)	"Affiliate" means, in relation to any Person, any other Person that controls, is controlled by or is under common control with the first mentioned Person, and for the purposes of this definition and references in this Agreement to "affiliate", "control" means the possession, directly or indirectly, by such Person of the power to direct or cause the direction of the management and policies of the first mentioned Person, whether through the ownership of voting securities or otherwise.

(c)	"Agreement" means these terms and conditions upon which the Vendors have offered and the Purchasers have accepted to purchase the Purchased Shares and the Purchased Debt, including the Vendor Disclosure Letter, the Purchaser Disclosure Letter and the Exhibits and Schedules hereto and thereto, and any agreement amending this agreement or any agreement or instrument which is supplemental or ancillary thereof.

(d)	"Agreement Default" means any material misrepresentation or breach of a material warranty made by a Party, or the failure of a Party to perform or observe in any material respect any of the covenants or agreements to be performed by such Party under this Agreement or any agreement or other certificate or instrument delivered in connection herewith.

(e)	"Announcement" has the meaning ascribed thereto in Subsection 8.1(b).

(f)	"Applicable Law" means, in relation to any Person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives, published guidelines, standards, codes of practice (regardless of whether such guidelines, standards and codes of practice have been promulgated by statute or regulation), treaties, ordinances, stock exchange rules and policies, municipal by-laws and orders of and the terms of all Orders by which such Person is bound or which has application to the transaction or event in question.

(g)	"Applicable Securities Laws" means, collectively, the applicable securities laws of each of the provinces of Canada other than Quebec, their respective regulations, rulings, rules, orders and prescribed forms thereunder and the applicable policy statements issued by the securities commissions of each of such provinces.

(h)	"Applicable Privacy Laws" means any and all Applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Alberta).

(i)	"Argentine Filing" has the meaning ascribed thereto in Subsection 3.5(b)(i).

(j)	"Authorized Authority" means, in relation to any Person, transaction or event, any: (i) national, federal, provincial, state, county, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign; (ii) agency, authority, ministry, department, board, bureau, commission, instrumentality, regulatory body, professional association, licensing authority, court, central bank, stock exchange, securities commission, or other entity exercising executive, legislative, judicial, taxing, regulatory, administrative or similar powers or functions of or pertaining to government; (iii) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions; and (iv) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such Person, transaction or event.

(k)	"Books and Records" means the Financial Records and all other books, records, files and papers of the Corporation and the Corporation Subsidiaries including drawings, engineering information, manuals and data, sales and advertising materials, sales and purchase correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, and the minute and share certificate books of the Corporation and each Corporation Subsidiary and all records, data and information stored electronically, digitally or on computer-related media.

(l)	"Bought Deal Letter" means the bought deal letter entered into by MVN with the Lead Underwriter as lead underwriter and bookrunner on behalf of the Underwriters providing for the issuance of 90,909,091 Subscription Receipts by MVN and the purchase thereof by the Underwriters.

(m)	"Breaching Party" has the meaning ascribed thereto in Subsection 10.2(c).

(n)	"Business" means, in respect of any Person, the business presently and heretofore carried on by such Person as a going concern.

(o)	"Business Day" means a day on which banks are generally open for the transaction of commercial business in Calgary, Alberta, Canada and Buenos Aires, Argentina but does not in any event include a Saturday or a Sunday or a statutory holiday under Applicable Law.

(p)	"CCFPOIBT" has the meaning ascribed thereto in Section 4.34(a).

(q)	"CFPCA" has the meaning ascribed thereto in Section 4.34(a).

(r)	"Closing" means the transfer by the Vendors to the Purchasers of the Purchased Shares, the completion of the transactions contemplated by the Purchased Debt Assignment Agreement, and the payment by the Purchasers to the Vendors of the Purchase Price and the completion of all matters incidental thereto which are contemplated by this Agreement.

(s)	"Closing Date" means the first Business Day on or prior to the Outside Date following the completion or waiver of all of the conditions set out in Article 6, or such later date as the Parties may agree to in writing.

(t)	"Closing Interest" means an amount equal to the interest which would have accrued on an amount equal to the Purchase Price from the Effective Date up to the Closing Date, such interest being calculated at the Interest Rate.

(u)	"Conflicted Person" means (i) an Official; (ii) a family member of an Official; (iii) a company or business that is owned or operated by an Official or a family member of an Official; (iv) any person recommended by an Official or a family member of an Official; or (v) a political party.

(v)	"Consideration Shares" means the number of common shares in the share capital of MVN which, when multiplied by the Subscription Price and further multiplied by Bank of Canada noon exchange rate of Canadian dollars for US dollars on the day proceeding the Execution Date, is equal to $14,000,000.

(w)	"Corporations" means GTA and PETJA, and "a Corporation" means either one of them.

(x)	"Corporation Assets" means all of the Corporations' participating interest in the joint venture agreements, UTE agreements (Acuerdosde Uniones Transitorias de Empresas), exploration permits and exploitation concessions described in the list of Corporation Assets attached to the Vendor Disclosure Letter.

(y)	"Corporation Financial Statements" means:

(i)	the audited annual consolidated financial statements of the Corporation Financial Statements Group for the fiscal year ended December 31, 2013 and the auditor's report thereon and the notes thereto; and

(ii)	the reviewed interim financial statements for the Corporation Financial Statements Group for the three months ended March 31, 2014 and the notes thereto;

a true and complete copy of which are attached to the Vendor Disclosure Letter.

(z)	"Corporation Financial Statements Group" means the Corporations, Petrolifera Petroleum Limited and its subsidiaries.

(aa)	"Corporation Material Contracts" means any agreement that either of the Corporations is Party to that: (a) if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Effect; (b) relates directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness for borrowed money in excess of $5,000,000 in the aggregate; (c) provides that either Corporation is obligated to make or expects to receive payments in excess of $5,000,000 over the remaining term; (d) provides for the establishment, investment in, organization or formation of any joint venture, limited liability company or partnership in which the interest of the Corporations has a fair market value which exceeds $5,000,000; or (e) provides for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $5,000,000.

(bb)	"Corporation Reserves Report" has the meaning ascribed thereto in Section 4.24.

(cc)	"Corruption Statutes" has the meaning ascribed thereto in Section 4.34(a).

(dd)	"Data Room" means the electronic data room, together with all other due diligence materials, made available by the Vendors or their affiliates to the Purchasers in connection with the transactions contemplated by this Agreement.

(ee)	"Debt Purchase Price" means the aggregate purchase price for the Purchased Debt and shall be an amount equal to the total outstanding principal amount of the Purchased Debt, as of the Time of Closing, in accordance with the terms and conditions of the Purchased Debt Assignment Agreement, the details of which are set out in the Purchased Debt Assignment Agreement.

(ff)	"Debt Reorganization" means the reorganization of certain intercompany loans involving the Corporations in accordance with the description thereof provided in the Vendor Disclosure Letter on or prior to the Closing Date.

(gg)	"Decommissioning Liabilities" means any Liability to decommission all or any part of any property of the Corporations or any other area that was used in connection with the activities conducted in respect of such properties and any such other Liability as may be required under Applicable Law pertaining to such properties including Liabilities for the clean-up thereof or in respect of any Release.

(hh)	"Deposit" means $11,000,000.

(ii)	"Deposit Interest" has the meaning ascribed thereto in Section 2.4(b).

(jj)	"Disclosed Personal Information" has the meaning ascribed thereto in Section 12.1.

(kk)	"Effective Date" means 24:00 hours, Buenos Aires, Argentina time on April 30, 2014.

(ll)	"Effective Date Working Capital" means $3,645,000.

(mm)	"Environmental Law" means any requirement pursuant to Applicable Law relating to the protection of human health, safety or the environment or to emissions, discharges or Releases of Hazardous Material, into the environment (including structures, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(nn)	"Environmental Liabilities" means any and all Liabilities under Environmental Laws.

(oo)	"Equity Financing" has the meaning ascribed thereto in Section 5.31.

(pp)	"Equity Financing Expenses" means any expenses incurred by the Corporations, the Vendors or their Affiliates in connection with the preparation of the Financing Information, including the fees of the Corporations' auditors, the Vendors' reasonable estimate of which is set out in the Vendor Disclosure Letter.

(qq)	"Escrow Agent" means the Vendors' Counsel, acting in its capacity as escrow agent under the Escrow Agreement.

(rr)	"Escrow Agreement" means the deposit escrow agreement between the Vendors, the Purchasers and the Escrow Agent, in the form set out in Exhibit C hereto.

(ss)	"Execution Date" means the date of execution of this Agreement.

(tt)	"Expenses" means any and all reasonable expenses incurred in connection with defending any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

(uu)	"FCPA" has the meaning ascribed thereto in Section 4.34(a).

(vv)	"Financing Information" means: (i) the Corporation Financial Statements, and (ii) working papers of the Corporations setting out the financial information described in (i) on a non-consolidated basis.

(ww)	"Financial Records" means all books of account and other financial data and information of the Corporations, and includes all such records, data and information stored electronically, digitally or on computer-related media.

(xx)	"GAAP" or "Generally Accepted Accounting Principles", when used in reference to the Corporations, the accounting principles generally accepted in the United States of America, and, when used in reference to the Purchasers, means generally accepted accounting principles as set out in the Canadian Institute of Chartered Accountants Handbook – Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards, in each case as such accounting principles are applicable as at the date on which date such calculation is made or required to be made in accordance with generally accepted accounting principles applied on a basis consistent with preceding years.

(yy)	"GLJ" means GLJ Petroleum Consultants Ltd., independent qualified reserves evaluators.

(zz)	"GTA" means Gran Tierra Energy Argentina S.R.L., a sociedad de responsabilidad limitada incorporated pursuant to the laws of Argentina.

(aaa)	"GTA Shares" means the quotas representing 100% of the corporate capital of GTA owned 90% by GTE and 10% by PCESA.

(bbb)	"GTAH" means Gran Tierra Argentina Holdings ULC, an unlimited liability corporation incorporated pursuant to the laws of Alberta.

(ccc)	"GTAH Assignment" has the meaning ascribed thereto in Subsection 3.9(a)(ii).

(ddd)	"GTAH Transaction" has the meaning ascribed thereto in Subsection 3.9(a)(ii).

(eee)	"GTAH Transfer" has the meaning ascribed thereto in Subsection 3.9(a).

(fff)	"GTE" means Gran Tierra Energy Inc., a corporation existing under the laws of Alberta.

(ggg)	"Good Oilfield Practices" means good and prudent oil and gas industry practices used under the same or similar circumstances and conditions in the country in which the relevant operations are undertaken.

(hhh)	"Governmental Authorization" means with respect to a Person, all licenses, permits, certificates, consents, orders, grants, registrations, recognition orders, exemption relief orders, no-action relief and other authorizations (including in connection with Environmental Laws) from any Authorized Authority necessary in connection with its Business as it is now being or proposed to be conducted.

(iii)	"Hazardous Material" means any chemicals or other materials or substances that are defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "pollutants", "contaminants", or words of similar import under any Environmental Law, including petroleum and petroleum products and by-products and radioactive materials (including naturally occurring radioactive materials); and any other chemical, material or substance, the presence of or exposure to which is prohibited, limited or regulated by any Authorized Authority under any Environmental Law.

(jjj)	"including" and "includes" means "including, without limitation" and "includes, without limitation", respectively.

(kkk)	"Interest Rate" means, for any date, the per annum rate of interest equal to LIBOR (being the London Interbank Offered Rate shown on Telerate Screen Page 3750 as the "British Bankers Association Interest Settlement Rate" per annum in respect of U.S. Dollars at 11.00 a.m. London time on such day or if not published on such day, on the most recent preceding day on which published) plus one per cent (1%) calculated on a daily basis on the basis of a three hundred and sixty (360) day year, provided that interest should not be compounded.

(lll)	"Interim Period" has the meaning ascribed thereto in Subsection 3.2(a).

(mmm)	"Lead Underwriter" means Dundee Securities Ltd.

(nnn)	"Legal Proceeding" means any litigation, action, denouncement, proceeding, application, suit, investigation, hearing, inquiry, audit, assessment, reassessment, claim, deemed complaint, grievance, arbitration proceeding or other similar proceeding, civil, administrative or criminal, before or by any Authorized Authority and includes any appeal or review thereof and any application for appeal or review.

(ooo)	"Liabilities" shall include, without limitation, any direct or indirect indebtedness, guarantee, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated, unliquidated, secured or unsecured, and shall include any or all liability for Taxes, irrespective of whether such Taxes are then due and payable.

(ppp)	"Lien" means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, life estate, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

(qqq)	"Losses" means any Liability, claim, damage or Expense.

(rrr)	"Material Effect" means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts or circumstances is or would reasonably be expected to be material and adverse to the Business, operations, results of operations, Corporation Assets, properties, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of the Corporations, taken as a whole, or the Purchasers and the Purchaser Subsidiaries, taken as a whole, except any such change, event, occurrence, effect, state of facts or circumstance resulting from:

(i)	any change affecting the global oil and gas industry as a whole or the Argentine oil and gas industry;

(ii)	any change in currency exchange, interest or inflation rates or commodity, securities or general economic, financial or credit market conditions in Argentina, Canada or elsewhere;

(iii)	changes in the market price of crude oil, natural gas or related hydrocarbons;

(iv)	any change in Applicable Law or GAAP;

(v)	in respect of the Corporations, any matter which has been expressly disclosed by the Vendors to the Purchasers, including in this Agreement or the Vendor Disclosure Letter, or that is disclosed in the Public Documents or, in respect of the Purchasers, any matter which has been expressly disclosed by the Purchasers to the Vendors, including in this Agreement or the Purchaser Disclosure Letter, or that is disclosed in the Public Documents;

(vi)	the failure of the Corporations or the Purchasers to meet any internal or published projections, forecasts or estimates of revenues, earnings, cash flows or production or petroleum substances (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Effect has occurred);

(vii)	any actions taken (or omitted to be taken) by the Corporations that are consented to by the Purchasers expressly in writing or any actions taken (or omitted to be taken) by the Purchasers or the Purchaser Subsidiaries that are consented to by the Vendors expressly in writing; or

(viii)	the announcement of this Agreement or any action taken by the Corporations or the Parties that is required pursuant to this Agreement including (i) any steps taken in respect of obtaining the requisite Regulatory Approvals, (ii) any loss or Threatened loss of, or adverse change or Threatened adverse change in, the relationship of a Corporation or the Purchasers with any of their current or prospective employees, customers, distributors, suppliers or partners and (iii) any Legal Proceeding relating to the ROFRs;

provided, however, that (a) with respect to clauses (i) through to and including (iv), such matter does not have a materially disproportionate effect on the business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of the Corporations, taken as a whole, or the Purchasers and the Purchaser Subsidiaries, taken as a whole, as applicable, relative to other comparable companies and entities operating in the oil and gas industry in the provinces in Argentina where the Corporations operate, in respect of the Corporations, or the provinces of Argentina where the Purchasers and the Purchaser Subsidiaries operate or the Province of Alberta, in respect of the Purchaser; and (b) references in certain Sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a "Material Effect" has occurred.

(sss)	"McDaniel" means McDaniel & Associates Consultants Ltd., independent qualified reserves evaluators.

(ttt)	"MD Report" has the meaning ascribed thereto in Section 5.20.

(uuu)	"Minute Books" has the meaning ascribed thereto in Subsection 6.2(e).

(vvv)	"MVI" means Madalena Ventures International Inc., a corporation existing under the laws of Barbados

(www)	"MVN" means Madalena Energy Inc., a corporation existing under the laws of Alberta.

(xxx)	"NI 45-102" has the meaning ascribed thereto in Section 4.35.

(yyy)	"Official" means a Person that is a candidate for public office or is an employee of or holds an office (including a legislative administrative or judicial office) with any political party, government, state-owned or affiliated Person or entity, or public international organization.

(zzz)	"Ordinary Course of Business" when used in relation to the taking of any action by a Person means that the action:

(i)	is consistent in nature, scope and magnitude with the past practices such Person and is taken in the ordinary course of normal day-to-day operations of such Person;

(ii)	is similar in nature, scope and magnitude to actions taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person; and

(iii)	does not require the authorization of the shareholders of such Person or any other separate or special authorization of any nature.

(aaaa)	"Order" means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Authorized Authority.

(bbbb)	"Outside Date" means June 30, 2014.

(cccc)	"Parent" means Gran Tierra Energy Inc., a corporation existing under the laws of the State of Nevada.

(dddd)	"Parent Guarantee" means a guarantee by the Parent of the obligations of the Vendors under Article 9 in the form attached hereto as Exhibit A.

(eeee)	"Parties" means the Vendors and the Purchasers and "Party" means one of them.

(ffff)	"PCESA" means PCESA Petroleros Canadienses de Ecuador S.A., a sociedad anónima formed pursuant to the laws of Ecuador.

(gggg)	"Permitted Liens" means those Liens identified as Permitted Liens in the Disclosure Letter.

(hhhh)	"Person" includes an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization, a union, an Authorized Authority or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual.

(iiii)	"Personal Information" means information about an individual transferred to one Party by another in accordance with this Agreement and/or as a condition of the transaction contemplated hereby.

(jjjj)	"PETJA" means Pet-Ja S.A., a sociedad anónima formed pursuant to the laws of Argentina.

(kkkk)	"PETJA Shares" means the shares representing 10% of the corporate capital of PETJA owned by GTE.

(llll)	"PPL Agreement" means the share purchase agreement between Gran Tierra Petroco Inc. and MVN executed on the date hereof.

(mmmm)	"Proceeding" has the meaning ascribed thereto in Subsection 9.4(b).

(nnnn)	"Public Documents" means all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), in the case of the Vendors or the Corporations, filed with the Securities and Exchange Commission of the United States of America on the Electronic Data-Gathering, Analysis, and Retrieval system, and in the case of the Purchasers, filed with the Canadian Securities Administrators on the System for Electronic Document Analysis and Retrieval, to which the public has access.

(oooo)	"Purchase Price" means the aggregate of the Share Purchase Price and the Debt Purchase Price.

(pppp)	"Purchased Debt" means all indebtedness owing by any member of the Corporations to the Affiliates of the Vendors as of the Time of Closing. The amount and material terms of the Purchased Debt outstanding as of the Execution Date is set out in the Purchased Debt Assignment Agreement.

(qqqq)	"Purchased Debt Assignment Agreement" an offer to be made by GTE and accepted by MVN with respect to the assignment of the Purchased Debt, substantially in the form set out in Exhibit B.

(rrrr)	"Purchased Shares" means all of the Shares that are issued and outstanding on the Closing Date.

(ssss)	"Purchasers" means MVN and MVI and "Purchaser" means either of them.

(tttt)	"Purchaser's Bank Account" means the bank accounts of the Purchasers in Canada or the United States to be designated in writing by the Purchasers to the Vendors not less than four Business Days prior to the date on which a payment is to be made.

(uuuu)	"Purchaser's Counsel" means the law firm of Burnet, Duckworth & Palmer LLP.

(vvvv)	"Purchaser Disclosure Letter" means the disclosure letter delivered by the Purchasers to the Vendor contemporaneously with the execution and delivery of this Agreement.

(wwww)	"Purchaser Filings" means the MVN's publicly available filings with the applicable securities regulatory authorities in those jurisdictions in which MVN is a reporting issuer.

(xxxx)	"Purchaser Financial Statements" means the audited consolidated annual financial statements of MVN for the fiscal year ended December 31, 2013 and the unaudited consolidated financial statements of MVN for the three months ended March 31, 2014, in each case as filed on the System for Electronic Document Analysis and Retrieval as of the Execution Date.

(yyyy)	"Purchaser Material Contracts" means any contract that either of the Purchasers or any Purchaser Subsidiary is Party to that: (a) if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Effect; (b) relates directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness for borrowed money in excess of $5,000,000 in the aggregate; (c) provides that either of the Purchasers or any Purchaser Subsidiary is obligated to make or expects to receive payments in excess of $5,000,000 over the remaining term; (d) provides for the establishment, investment in, organization or formation of any joint venture, limited liability company or partnership in which the interest of either of the Purchasers and/or the Purchaser Subsidiaries has a fair market value which exceeds $5,000,000; or (e) provides for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $5,000,000.

(zzzz)	"Purchaser Reserves Reports" has the meaning ascribed thereto in Section 5.20.

(aaaaa)	"Purchaser Subsidiaries" means Madalena Ventures International Holding Company Inc., and, if the context so requires, includes the MVI's Argentine branch, Madalena Austral Sucursal Argentina.

(bbbbb)	"Quota Purchase Agreement" means the agreement with respect to the transfer of the GTA Shares, to be filed with the Argentine Corporate Authority for the purposes of registering the transfer of the GTA Shares, in the form set out in Exhibit E, with the signatures of the parties thereto certified by a notary public. In the case of any conflict or inconsistency, this Agreement shall prevail over the Quota Purchase Agreement.

(ccccc)	"Regulatory Approval" means the approvals, consents, rulings, authorizations, notices, permits or acknowledgements identified in the Vendor Disclosure Letter as Regulatory Approvals.

(ddddd)	"Related Persons" has the meaning ascribed thereto in Subsection 3.2(b)(iv).

(eeeee)	"Release" means any actual or threatened release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or any structure.

(fffff)	"Representative" when used with respect to a Party means each director, officer, employee, agent, consultant, adviser and other representative of that Party who is involved in the transactions contemplated by this Agreement.

(ggggg)	"Resignations" has the meaning ascribed thereto in Subsection 6.2(f).

(hhhhh)	"ROFRs" means the rights of first refusal and consent requirements set out in the Vendor Disclosure Letter.

(iiiii)	"ROFR Holders" means the third party beneficiaries of the ROFRs.

(jjjjj)	"RS Report" has the meaning ascribed thereto in Section 5.20.

(kkkkk)	"Ryder Scott" means Ryder Scott Company L.P., independent qualified reserves evaluators.

(lllll)	"Shares" means the GTA Shares and the PETJA Shares.

(mmmmm)	"Share Certificates" has the meaning ascribed thereto in Subsection 6.2(c).

(nnnnn)	"Share Consideration Amount" equals the Subscription Price multiplied by the number of Consideration Shares.

(ooooo)	"Share Purchase Price" has the meaning ascribed thereto in Section 2.2.

(ppppp)	"Subscription Price" means the price per Subscription Receipt paid by the Underwriters to MVN pursuant to the Underwriting Agreement or, in the event that MVN obtains an alternate source of financing pursuant to Subsection 10.1(h) that primarily involves the issuance of MVN's common shares or securities that are convertible into or exchangeable for MVN's common shares, the price per common share or common share equivalent that MVN is paid pursuant to such alternate source of financing, or, in the event that the Purchaser obtains an alternate source of financing pursuant to Subsection 10.1(h) that does not primarily involve the issuance of MVN's common shares or securities that are convertible into or exchangeable for MVN's common shares, the volume-weighted average trading price of MVN's common shares on the TSX-V during the five (5) trading days immediately preceding the Closing Date.

(qqqqq)	"Subscription Receipts" means the subscription receipts to be issued by MVN pursuant to the Bought Deal Letter and the Underwriting Agreement.

(rrrrr)	"Stamp Tax" means any Tax levied on the execution of public or private instruments by any Authorized Authority under Applicable Law.

(sssss)	"Subsequent Equity Investments" means any additional capital contributions (including any subscriptions for Shares) made by the Vendors or their affiliates to either of the Corporations between the Effective Date and the Time of Closing for any of the reasons set out in the Vendor Disclosure Letter.

(ttttt)	"Tax Authority" means, with respect to any Tax, the Authorized Authority that imposes such Tax or issues rulings, opinions, instructions and interpretations with respect to the applicability of such Tax, and the agency (if any) charged with the collection of such Tax for such Authorized Authority, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

(uuuuu)	"Tax Benefit" means any Tax benefit, including, without limitation, reimbursements, proceeds of a recovery action and deductions.

(vvvvv)	"Taxes" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, harmonized sales, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including pension plan contributions, employment insurance payments and workers' compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties imposed by any Authorized Authority, and whether disputed or not.

(wwwww)	"Tax Returns" includes all returns, information returns, reports, declarations, designations, elections, agreements, filings forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by the Applicable Laws relating to Taxes.

(xxxxx)	"Terminating Party" has the meaning ascribed thereto in Subsection 10.2(c).

(yyyyy)	"Termination Notice" has the meaning ascribed thereto in Subsection 10.2(c).

(zzzzz)	"Technology Transfer Agreement" means the services agreement between GTE and GTA, to be terminated pursuant to the Debt Reorganization.

(aaaaaa)	"Threatened", when used in relation to a Legal Proceeding or other matter, means that a demand or statement (oral or written) has been made or a notice (oral or written) has been given that a Legal Proceeding or other matter is to be asserted, commenced, taken or otherwise pursued in the future.

(bbbbbb)	"Time of Closing" means 10:00 a.m. Calgary time on the Closing Date (or such other time as the Parties may agree) when the Closing is scheduled to occur.

(cccccc)	"Transaction Costs" means the sum of all amounts paid by the Corporations between the Effective Date and the Closing Time and obligations to pay incurred prior to the Closing Date and payable at or subsequent to the Closing Time by the Corporations that are in the nature of:

(i)	payments to, or obligations to pay, the employees of the Corporations that are triggered by or were incurred in connection with the transactions contemplated by this Agreement including any special bonuses, retention bonuses and change of control payments, but excluding, for greater certainty, any amounts payable by a Corporation to its employees due to their termination on or following the Closing Date or any compensation (whether salary or bonus) that would otherwise have been payable to such employees in the Ordinary Course of Business; or

(ii)	payments to, or obligations to pay, third party legal, accounting or other professional advisors that were incurred in connection with the transactions contemplated by this Agreement, excluding any Equity Financing Expenses;

the Vendors' reasonable estimate of which is set out in the Vendor Disclosure Letter.

(dddddd)	"Transaction Cost Overage" means any Transaction Costs which, when combined with the Transaction Costs as defined under the GTA Agreement, exceed $500,000.

(eeeeee)	"Transfer Notice" means the transfer notice executed by GTE, addressed to PETJA, providing notice of the transfer of the PETJA Shares to the Purchaser, in the form set out in Exhibit G hereto, with the signatures of the parties thereto certified by a notary public.

(ffffff)	"TSX-V" means the TSX Venture Exchange.

(gggggg)	"Underwriters" means the Lead Underwriter and the syndicate of underwriters formed pursuant to the Bought Deal Letter.

(hhhhhh)	"Underwriting Agreement" means the underwriting agreement to be entered into by the Vendor pursuant to the Bought Deal Letter.

(iiiiii)	"United States" means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

(jjjjjj)	"U.S. Securities Act" means the United States Securities Act of 1933, as amended.

(kkkkkk)	"Vendor" means Gran Tierra Petroco Inc., a corporation existing pursuant to the federal laws of Canada.

(llllll)	"Vendors" means GTE and PCESA.

(mmmmmm)	"Vendors' Argentine Counsel" means Martelli Abogados S.C.

(nnnnnn)	"Vendors' Bank Account" means the bank accounts of each of the Vendors, outside of Argentina, to be designated in writing by the Vendors to the Purchasers not less than four Business Days prior to the date on which a payment is to be made.

(oooooo)	"Vendors' Counsel" means the law firm of Blake, Cassels & Graydon LLP.

(pppppp)	"Vendor Disclosure Letter" means the disclosure letter delivered by the Vendor to the Purchasers contemporaneously with the execution and delivery of this Agreement.

(qqqqqq)	"Vendors' Trade-Marks" means the trade-marks and service marks owned by the Vendor, its affiliates or the Corporations containing or consisting of the names "Petrolifera" and "Gran Tierra" and any derivations thereof, and including all registered and unregistered trademarks, trade names, trade mark applications and registrations, trade name registrations, service marks, designs, logos and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including any goodwill associated therewith, and all applications, registrations and renewals in connection therewith associated with the Corporations or with Petrolifera Petroleum Limited or its subsidiaries (the stock of which is the subject matter of the PPL Agreement).

(rrrrrr)	"Withholding Escrow Agent" means the Purchasers' Counsel.

(ssssss)	"Withholding Escrow Agreement" means the withholding escrow agreement between the Vendors, the Purchasers and the Withholding Escrow Agent, in the form set out in Exhibit F hereto.

(tttttt)	"Withholding Escrow Amount" means 15% of the difference between the Share Purchase Price and the tax cost of the Purchased Shares, as determined under Argentine tax laws and reasonably evidenced by supporting documentation provided by the Vendors.

(uuuuuu)	"Work Program and Budget" means the 2014 Work Program and Budget attached to the Vendor Disclosure Letter.

1.2	References and Headings

The references "hereunder", "herein", "hereby" and "hereof" refer to the provisions of this Agreement and references to Articles, Sections, Subsections, Schedules and Exhibits herein refer to articles, sections, subsections or schedules of this Agreement. The headings of the Articles, Sections, Subsections, Schedules, Exhibits and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.

1.3	Currency and Payment Obligations

All dollar amounts referred to in this Agreement are in the lawful currency of the United States of America, unless otherwise indicated herein. All payments contemplated herein shall be by wire transfer to a Vendor's Bank Account or a Purchasers' Bank Account, as applicable, or such other transfer of immediately available funds as may be agreed by the Parties. Except in the case of any payment due on the Closing Date, any payment due on a particular day must be received by and be available to the payee not later than 11:00 a.m. Calgary, Alberta, Canada, time on the due date and any payment made after that time shall be deemed to have been made and received on the next Business Day.

1.4	Singular/Plural; Derivatives

Whenever the singular or masculine or neuter is used in this Agreement, it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires. Where a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.5	Statutory References

Any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing the statute so referred to or the regulations made pursuant thereto.

1.6	Conflicts

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of any Exhibit or Schedule hereto or any document delivered pursuant to this Agreement, the provision of the body of this Agreement shall prevail.

1.7	Accounting References

Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with Generally Accepted Accounting Principles except where the application of such principles is inconsistent with, or limited by, the terms of this Agreement.

1.8	Computation of Time Periods

Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period. If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall extend to the next following Business Day. To the extent that interest is calculated for a period ending on a day that is not a Business Day, the last day of such period, for the purposes of calculating interest, shall extend to the next following Business Day.

1.9	Knowledge

Where any representation, warranty or other statement in this Agreement is expressed to be made by a Party to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to the Party or of which the Party is aware, it shall mean such knowledge as is actually known (after reasonable inquiry) to the officers of such Party who have overall responsibility for or knowledge of the matters relevant to such statement.

1.10	Exhibits and Schedules

The following Exhibits and Schedules are attached hereto and are made part of this Agreement:

Exhibit A	Parent Guarantee
Exhibit B	Purchased Debt Assignment Agreement
Exhibit C	Escrow Agreement
Exhibit D	Assignment Agreement
Exhibit E	Quota Purchase Agreement
Exhibit F	Withholding Escrow Agreement
Exhibit G	Transfer Notice
Schedule 2.1(a)	Allocation

Article 2

SALE AND CONVEYANCE

2.1	Purchase and Sale of Purchased Shares

(a)	Subject to the terms and conditions hereof, at the Time of Closing, the Vendors agree to sell, assign and transfer to the Purchasers and the Purchasers agree to purchase and receive from the Vendors, in accordance with the allocation set forth in Schedule 2.1(a), the Vendors' entire right, title and interest in and to the Purchased Shares.

(b)	As between the Parties the sale, assignment and transfer of the right, title and interest in and to the Purchased Shares shall be effective as of the Effective Date, provided Closing occurs. However, possession, control and risk of, and title to, the Purchased Shares shall not pass to the Purchasers until Closing.

2.2	Share Purchase Price

The aggregate purchase price (the "Share Purchase Price") for the Purchased Shares shall be an amount equal to:

(a)	$35,500,000; plus

(b)	the amount of Effective Date Working Capital; plus

(c)	the Closing Interest; plus

(d)	an amount equal to the amount of any Subsequent Equity Investments; plus

(e)	the amount of the Equity Financing Expenses; minus

(f)	the amount, if any, of the Transaction Cost Overage.

2.3	Payment of Purchase Price

The Purchase Price shall be paid by the Purchasers to the Vendors as follows at Closing in accordance with the allocation set forth in Schedule 2.1(a):

(a)	the Deposit and the Deposit Interest shall be paid in accordance with Section 2.4(b)(ii);

(b)	MVN shall issue the Consideration Shares to GTE; and

(c)	the Purchasers shall pay the Withholding Escrow Amount to the Withholding Escrow Agent;

(d)	the Purchasers shall pay to the Vendors an amount in cash equal to the aggregate of:

(i)	the Purchase Price; minus

(ii)	the sum of the Deposit, the Deposit Interest, the Share Consideration Amount, and the Withholding Escrow Amount.

2.4	Deposit

(a)	Contemporaneous with, and as a condition to, the execution and delivery of this Agreement, the Purchasers shall pay the Deposit to the Escrow Agent.

(b)	The Deposit, together with the interest earned thereon while held by the Escrow Agent prior to the Closing (the "Deposit Interest"), shall be applied in accordance with the following terms and in accordance with the terms and conditions of the Escrow Agreement:

(i)	if the Closing occurs, the Deposit and the Deposit Interest shall be remitted by the Escrow Agent to the Vendors and applied by the Vendors at the Closing in partial satisfaction of Purchasers' obligation to pay the Purchase Price;

(ii)	if this Agreement is terminated due to a written agreement of the Parties pursuant to Subsection 10.1(a), the exercise by the Purchasers of a right to terminate this Agreement specified in Subsections 10.1(b) or 10.1(e) or the exercise by either Party of its right to terminate this Agreement specified in Subsection 10.1(d) or Subsection 10.1(i), the Purchasers shall be entitled to the Deposit and Deposit Interest which the Escrow Agent shall remit to the Purchasers in accordance with the terms of the Escrow Agreement; and

(iii)	if this Agreement is terminated due to exercise by the Vendors of a right to terminate this Agreement specified in Subsections 10.1(c), 10.1(f) or 10.1(h) or the exercise by either Party of its right to terminate this Agreement specified in Subsection 10.1(g), the Vendors shall be entitled to the Deposit and the Deposit Interest as liquidated damages and not as a penalty, which the Escrow Agent shall remit to the Vendors in accordance with the terms of the Escrow Agreement, and which forfeiture of the Deposit shall constitute the Vendors' sole remedy in such instance, with no right to claim further damages or other remedies from the Purchasers.

(c)	If this Agreement is terminated prior to the Closing Date, each of the Parties hereby covenant and agree to provide, not later than two Business Days after such termination, a joint written notice to the Escrow Agent confirming the payment of the Deposit and the Deposit Interest in accordance with Subsection 2.4(b), as applicable.

2.5	Purchase of Entire Interest

It is the understanding of the Parties that this Agreement shall provide for the purchase of all of the Purchased Shares, whether the same are owned as at the date hereof or to be acquired after the date hereof pursuant to any Subsequent Equity Investments, and the Vendors therefore covenant and agrees with the Purchasers that if, prior to the Time of Closing, any Person acquires any further Shares or rights to acquire any Shares, in addition to those set forth in this Agreement, then such additional Shares or rights shall be part of the Purchased Shares and shall be subject to the terms of this Agreement, and such Shares shall be delivered or such rights shall be transferred to the Purchasers at the Time of Closing, subject to a corresponding increase in the Purchase Price in accordance with Subsection 2.2(d).

Article 3

ADDITIONAL COVENANTS AND AGREEMEnTS

3.1	Access to Premises and Records

(a)	Up to and including the Closing Date, unless this Agreement is terminated pursuant to the provisions of Article 10, the Purchasers and their Representatives shall have reasonable access, during normal business hours, provided such access does not adversely affect the day to day operations of the Corporations, to the premises, the Corporation Assets and the Books and Records for the purpose of investigating the Corporation Assets and the Business.

(b)	Up to and including the Closing Date, unless this Agreement is terminated pursuant to the provisions of Article 10, the Vendors shall cause management of the Corporations, upon reasonable request, to meet with the Purchasers and their Representatives during normal business hours at the head office of the applicable Corporation to discuss the status of ongoing operations of the Corporations.

3.2	Vendors Conduct of Business Covenants

(a)	The Vendors shall cause the Business of the Corporations to be carried on in the Ordinary Course of Business from the Execution Date until the earlier of the Closing Date or the termination of this Agreement in accordance with the provisions of Article 10 (the "Interim Period").

(b)	Unless otherwise contemplated herein or approved by the Purchasers in writing, such approval not to be unreasonably withheld or delayed, the Vendors covenant with the Purchasers that during the Interim Period, except pursuant to the Debt Reorganization or any Subsequent Equity Investment, the Vendors shall not permit either of the Corporations to:

(i)	(A) amend its articles, memorandum or by-laws; (B) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, shares, property or otherwise) in respect of its outstanding securities; (C) issue or agree to issue any shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, securities; (D) redeem, purchase or otherwise acquire any of its outstanding securities; (E) split, combine or reclassify any of its securities or reduce the stated capital of the Corporations; (F) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation, arrangement or reorganization; or (G) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(ii)	except pursuant to the terms of any agreements set forth in the Vendor Disclosure Letter, directly or indirectly: (A) sell, pledge, dispose of or encumber (including creating any Lien on) any Corporation Assets having an individual value in excess of $200,000 other than production in the Ordinary Course of Business; (B) expend or commit to expend more than $1,000,000 in the aggregate in respect of any capital expenditures that is in excess of the amounts set out in the Work Program and Budget; (C) expend or commit to expend any amounts with respect to any operating expenses in excess of that set out in the Work Program and Budget, other than in the Ordinary Course of Business; (D) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer; (E) acquire any assets with an acquisition cost in excess of $500,000 in the aggregate, except as set out in the Work Program and Budget; (F) incur any indebtedness for borrowed money, or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances; (G) authorize, recommend or propose any termination release or relinquishment of any Material Contract or other material right; (H) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing Material Contract or material license, lease or other material document; (I) enter into or terminate any hedges, swaps or other financial instruments or like transactions; or (J) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(iii)	(A) amend the terms of employment of employees or the terms on which consultants are retained; or (B) enter into or terminate any agreements in respect of the employment of employees or the retention of consultants;

(iv)	make any payments or provide any additional benefits or entitlements to any director, officer, employee, consultant, partner or any shareholder of the Corporations or any affiliate of a shareholder of the Corporations or to any other Person in which a shareholder of the Corporations or any of their respective affiliates owns any equity securities or ownership interests or to any other Person non-arm's length to the Corporations (collectively, the "Related Persons"), other than the payment of salaries or consulting fees to the Related Persons for services provided in the Ordinary Course of Business;

(v)	incur, assume or otherwise become liable for any debts or charges to any Related Person, other than for bona fide advances or payments made to or for the benefit of the Corporations by employees or consultants in the Ordinary Course of Business;

(vi)	grant any Related Person an increase in compensation in any form, grant any general salary increase, take any action with respect to the amendment or grant of any severance or termination pay policies or arrangements for any Related Person; or

(vii)	take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the transaction contemplated hereby.

(c)	The Vendors covenant with the Purchasers that during the Interim Period the Vendors shall cause the Corporations to maintain in force policies of insurance of the Corporations and pay all premiums in respect of such insurance policies that become due after the date hereof.

(d)	The Vendors covenant with the Purchasers that during the Interim Period the Vendors shall provide the Purchasers with prompt notice of any new advances of Purchased Debt or any Subsequent Equity Investments.

(e)	The Vendors covenant with the Purchasers that, during the Interim Period, it shall deliver copies of all daily drilling reports generated by or for the Corporations within one Business Day of their receipt thereof.

3.3	Purchasers' Conduct of Business Covenants.

(a)	The Purchasers shall carry on their Business in the Ordinary Course of Business during the Interim Period.

(b)	Unless otherwise contemplated herein or approved by the Vendors in writing, such approval not to be unreasonably withheld or delayed, the Purchasers covenant with the Vendors that during the Interim Period neither of the Purchasers shall, and they shall not permit any of the Purchaser Subsidiaries to:

(i)	(A) amend its articles, memorandum or by-laws; (B) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, shares, property or otherwise) in respect of its outstanding securities; (C) except pursuant to the terms of the Bought Deal Letter or this Agreement, issue or agree to issue any shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, securities; (D) redeem, purchase or otherwise acquire any of its outstanding securities; (E) split, combine or reclassify any of its securities or reduce its stated capital; (F) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation, arrangement or reorganization; (G) complete or agree to complete any corporate acquisition or disposition, amalgamation, merger, arrangement that would require the approval of its shareholders as a pre-condition thereto; or (F) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(ii)	take any action that would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect; or

(iii)	take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the transaction contemplated hereby.

(c)	Subject to the terms and conditions hereof, the each of the Purchasers shall ensure that it has available funds to make, within the time periods contemplated herein, the payment of the amount which may be required by Section 2.2, having regard to its other liabilities and obligations, and shall take all such actions as may be necessary to ensure that it maintains such availability to ensure that it is able to pay such amount if required.

(d)	MVN shall continue to be a "reporting issuer" (or the equivalent thereof) in the province of Alberta in material compliance with all Applicable Laws and the Purchaser's common shares shall continue to be listed on the TSX-V.

(e)	MVN shall as soon as practicable following the execution of this Agreement and in any event within three (3) Business Days thereof: (i) apply to the TSX-V for its conditional approval of the issuance and listing of the Consideration Shares issuable pursuant to Section 2.3(b) on the TSX-V (subject only to customary listing conditions) and shall use all reasonable commercial efforts to obtain such conditional approval and satisfy such conditions as soon as practicable.

3.4	Equity Financing

(a)	The Purchasers shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things that are within the Purchasers' control necessary to obtain the net proceeds of the Equity Financing on or prior to the Outside Date on the terms and subject to the conditions contemplated by the Bought Deal Letter.

(b)	The Purchasers shall use their reasonable best efforts to (i) maintain the Bought Deal Letter in effect; (ii) satisfy on a timely basis all conditions precedent to the Equity Financing; (iii) negotiate, execute and deliver definitive agreements that reflect the terms and conditions contained in the Bought Deal Letter; (iv) enforce MVN's rights under the Bought Deal Letter and the Underwriting Agreement and file the press release and preliminary prospectus with respect to the Equity Financing on the respective dates contemplated in the Bought Deal Letter; and (v) obtain the Equity Financing prior to the Outside Date.

(c)	MVN shall not amend, vary, terminate, rescind or cancel the Bought Deal Letter or the Underwriting Agreement or waive any provision thereof except as would not adversely impact or delay in any respect the ability of MVN to consummate the Equity Financing.

(d)	The Purchasers shall keep the Vendors informed with respect to all material information concerning the status of the Equity Financing. Without limiting the foregoing, the Purchasers shall provide the Vendors with a reasonable opportunity to review and provide comments on the Underwriting Agreement before its execution and notify the Vendors promptly, and in any event within 24 hours: (i) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or material default) by any party to the Bought Deal Letter or the Underwriting Agreement of which any Purchaser becomes aware, (ii) the receipt of any written notice or other written communication from any party to the Bought Deal Letter or the Underwriting Agreement with respect to any material breach, material default, termination or repudiation regarding the Bought Deal Letter or the Underwriting Agreement, (iii) if any condition set out in the Bought Deal Letter or the Underwriting Agreement will not, or would not reasonably be expected to, be satisfied or waived at or prior to the Outside Date, (iv) if at any time the Bought Deal Letter or the Underwriting Agreement shall expire or be terminated for any reason, or (v) if at any time any Underwriter notifies MVN in writing that such source no longer intends to provide financing to MVN on the terms and conditions set forth therein.

(e)	The Vendors agrees to provide the following assistance (and to cause the Corporations to provide the following assistance) with the Equity Financing as is reasonably requested, from time to time, by the Purchasers: (i) timely delivery to Purchasers of the Financing Information not heretofore provided (ii) using reasonable best efforts to cause the Corporations' independent auditors and, to the extent reasonably requested to provide information relating to the representations and warranties set out in Article 4, the officers of the Corporation or the Vendor, to participate in due diligence sessions in connection with the underwriting of the Equity Financing; and (iii) using reasonable best efforts to obtain any consent of GLJ or the consent or the standard form comfort letter of the Corporations' independent auditors; in each case to the extent required under Applicable Securities Laws, professional standards or by the Underwriters in connection with the filing of the preliminary and final prospectus in respect of the Equity Financing and to the extent not heretofore provided.

3.5	Consents and Approvals

(a)	The Parties shall cooperate with one another and use their commercially reasonable efforts to obtain fulfillment of the conditions set out in Article 6. Each Party will keep the other Parties promptly apprised of the status of any inquiries made of such Party or any Authorized Authority with respect to this Agreement or the transactions contemplated hereby.

(b)	Specifically, and without limiting the generality of Section 3.2(e)(a), each Party shall make or cause to be made all filings required under Argentine or other Applicable Laws with respect to the transactions contemplated hereby as follows:

(i)	within 5 (five) Business Days after the Closing Date, the Purchasers shall make all filings required under Argentina Anti-trust Law no. 25,156 (the "Argentine Filing"),

(ii)	comply at the earliest practicable date with any request under the Applicable Laws, for additional information, documents, or other materials received from any Authorized Authority in respect of such filings, and

(iii)	cooperate with each other in connection with any such filing (including, for filings made by only one Party and to the extent permitted by Applicable Law, providing copies of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Authorized Authority with respect to any such filing or any such transaction.

Each Party shall use its commercially reasonable efforts to furnish to the other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement (other than, with respect to the Vendors, matters related to the Equity Financing, in respect of which the Vendors' sole obligations are set forth in Section 3.4(e)). Each Party shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Authorized Authority regarding any such filings or any such transaction.

(c)	Each Party shall use its reasonable commercial efforts to take such Legal Proceedings or other actions as may be required to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other Order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement. For purposes of this Section 3.2(e), the "commercially reasonable efforts" of the Purchasers shall include (i) opposing any motion or Legal Proceeding for a temporary, preliminary or permanent injunction against the transactions contemplated by this Agreement, (ii) entering into a consent decree containing the Purchaser’s agreement to hold separate and divest (pursuant to such terms as may be reasonably required by any Authorized Authority) such plants, assets or businesses of the Purchaser, its subsidiaries or the Corporations (including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture or disposition of such plants, assets or businesses), or (iii) agreeing to such limitations on its or their conduct or actions, as may be required to obtain satisfaction of the closing conditions set forth in Article 6.

3.6	Rights of First Refusal

The Parties acknowledge, covenant and agree that:

(a)	the Purchasers shall deliver notices to the ROFR Holders in accordance with the provisions of such ROFRs within five (5) Business Days following the Closing Date; and

(b)	if a ROFR is exercised, whether before or after the Time of Closing, no adjustment shall be made to the Purchase Price in respect thereof.

3.7	Change of Name; Removal of Logos and No Use of Trade-Marks

The Purchasers undertake to the Vendors that immediately after the Closing Date and in any event within ninety (90) days afterwards, the Purchasers shall use commercially reasonable efforts to complete such filings, applications or Legal Proceedings to change the name of each of the Corporations such that no such entity's name contains the Vendors' Trademarks and shall remove or cause to be removed all references to the Vendors' Trade-Marks in, on or associated in any manner with, the business of the Corporations, in each case as soon as possible after the Closing Date and in any event within ninety (90) days afterwards. All costs incurred in connection with this obligation shall be borne by the Purchasers. The Purchasers shall further refrain from any future use of the Vendors' Trade-marks or any trade-marks or service marks similar to the Vendors' Trade-marks for any purpose whatsoever.

3.8	Access to Information

(a)	For three (3) years after Closing, the Purchasers may, upon reasonable notice to the Vendors, have reasonable access during normal business hours to any title and operating documents pertaining to the assets of the Corporations that the Vendors have retained and which the Purchasers have not previously made or received copies of, if any, relating to such assets for the purpose of obtaining and copying information in respect of matters arising out of or relating to any period of time up to the Closing Date for use by the Purchasers or their affiliates:

(i)	in connection with the Purchasers' dealings with regulatory authorities;

(ii)	to comply with Applicable Law; and

(iii)	in connection with any Legal Proceeding.

(b)	At any time prior to Closing or in the three (3) year period following Closing, should the Purchasers be required to make any filing, disclosure, statement or report with any Authorized Authority with respect to the Corporations or their rights, assets or properties pursuant to the Applicable Securities Laws, then:

(i)	the Purchasers and their professional representatives may, upon reasonable notice to the Vendors, have reasonable access during normal business hours to the records of the Vendors pertaining to the Corporations that the Vendors have retained and which the Purchasers have not previously made or received copies of, if any, that are necessary for the preparation of such filing, disclosure, statement or report during such period;

(ii)	the Purchasers shall be responsible for all costs incurred in connection with the preparation of such filing, disclosure, statement or report; and

(iii)	if the Purchasers or their professional representatives require the assistance of Vendors' personnel to find, collect or interpret the necessary information from Vendors' records, the Vendors shall cause such assistance to be provided and the Purchasers shall pay reasonable hourly costs to Vendors as compensation for the time devoted by such personnel;

(c)	If any time in the three (3) year period following Closing, should the Vendors or their Affiliates be required to make any filing, disclosure, statement or report with any Authorized Authority pursuant to the Applicable Securities Laws, or to provide any information to their auditors in connection with an audit of their financial statements, with respect to the Corporations or their rights, assets or properties, then:

(i)	the Vendors and their professional representatives may, upon reasonable notice to the Purchasers, have reasonable access during normal business hours to the records of the Corporations, that are necessary for the preparation of such filing, disclosure, statement, report or audit during such period;

(ii)	the Vendors shall be responsible for all costs incurred in connection with the preparation of such filing, disclosure, statement or report; and

(iii)	if the Vendors or their professional representatives require the assistance of the Purchasers' or the Corporations' personnel to find, collect or interpret the necessary information from the Corporations' records, the Purchasers shall cause such assistance to be provided and the Vendors shall pay reasonable hourly costs to the Purchasers as compensation for the time devoted by such personnel;

(d)	Notwithstanding the generality of the foregoing, the Parties hereby acknowledge that that any information provided by a Party pursuant to this Section 3.8 is provided on the express condition that the providing Party, its Related Persons and Representatives assume no liability, whatsoever, to the receiving Party or any other Person in respect of such information, or the accuracy or sufficiency thereof or in connection with any claim in respect of such information.

3.9	GTAH Assignment

(a)	The Parties hereby agree that, notwithstanding anything else contained herein, GTE shall have the right to transfer the Purchased Shares that it owns to GTAH (the "GTAH Transfer") if:

(i)	any approvals, consents, rulings, authorizations, notices, permits or acknowledgements required under Applicable Law prior to such Transfer are first obtained from the applicable Authorized Authority; and

(ii)	GTE and GTAH execute and deliver a copy to each of the other Parties an assignment agreement in the form attached hereto as Exhibit D, pursuant to which GTE shall transfer all of its rights and obligations under this Agreement to GTAH (the "GTAH Assignment" and, together with the GTAH Transfer, the "GTAH Transaction").

(b)	The Purchasers hereby covenant and agree that in the event and upon the completion of the GTAH Transaction, GTE shall be fully and finally released from all of its obligations hereunder.

3.10	Stamp Tax

(a)	While the Parties interpret that this Agreement and the Purchased Debt Assignment Agreement are not subject to Stamp Tax under Argentine Applicable Law, the Parties hereby covenant and agree that any Stamp Tax that might be claimed for payment in respect of this Agreement or the Purchased Debt Assignment Agreement shall be paid by the Vendors and the Purchasers on an equal, fifty/fifty percent (50%/50%), basis.

3.11	Non-Solicitation

(a)	The Vendors shall immediately cease and cause to be terminated all existing discussions or negotiations (including through any of its Representatives), if any, with any third parties initiated before the date of this Agreement with respect to any Acquisition Proposal and shall within two (2) Business Days of the Execution Date request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Vendors relating to an Acquisition Proposal and shall use all reasonable commercial efforts to ensure that such requests are honoured (provided that the failure by any third party to so return or destroy any such information following the request by the Vendors required by this Section 3.11 shall not be deemed to be or otherwise constitute a breach by the Vendors of this Section 3.11).

(b)	The Vendors shall not, directly or indirectly, do or authorize or permit any of its Representatives to do, any of the following:

(i)	solicit, knowingly facilitate, initiate, encourage or take any action to solicit, knowingly facilitate, initiate or encourage any Acquisition Proposal, including by way of furnishing information;

(ii)	enter into or participate in any negotiations or initiate any discussion regarding an Acquisition Proposal, or furnish to any other person any information with respect to its securities, business, properties, operations, prospects or conditions (financial or otherwise) in connection with, or furtherance of, an Acquisition Proposal, or otherwise cooperate in any way with, or assist or participate in, knowingly facilitate or encourage, any effort or attempt of any other person to do or seek to do any of the foregoing;

(iii)	release, waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to release, waive or otherwise forbear in respect of, any rights or other benefits under any confidentiality agreements entered into in respect of an Acquisition Proposal, including any "standstill provisions" thereunder; or

(iv)	accept, recommend, approve or enter into an agreement to implement an Acquisition Proposal without concurrently terminating this Agreement pursuant to Subsection 10.1(i) and paying the Purchasers Termination Fee to the Purchasers;

(c)	The Vendor shall ensure that its Representatives are aware of the provisions of this Section 3.11. The Vendors shall be responsible for any breach of this Section 3.11 by its Representatives.

Article 4

REPRESENTATIONS AND WARRANTIES of the vendORS

4.1	Representations and Warranties of the Vendors

To induce the Purchasers to enter into this Agreement and complete the transactions contemplated hereby, the Vendors represent and warrant to and in favour of the Purchasers now as provided in this Article 4 in each case subject to the information provided, and except to the extent set out, in the Vendor Disclosure Letter, and the Vendors hereby acknowledge that the Purchasers are relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

4.2	Standing and Corporate Power of Vendors

GTE is a corporation duly organized and validly existing under the laws of Alberta and PCESA is a sociedad anónima duly formed and validly existing under the laws of Ecuador. Each Vendor has the requisite corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments. Each Vendor has the corporate power, authority and capacity to own and dispose of the Shares to the Purchaser.

4.3	No Conflict

The execution and delivery of this Agreement and the completion of the sale and purchase of the Purchased Shares in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with or require any consent, authorization or approval:

(a)	under any term or provision of the constating documents of the Vendors;

(b)	under any permit or authorization of any Authorized Authority to which either Vendor is a party or by which either Vendor is bound; or

(c)	under Applicable Law.

4.4	Execution and Enforceability

Each Vendor has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement, including the transactions contemplated herein in accordance with the provisions of this Agreement. This Agreement has been duly executed and delivered by the Vendors and this Agreement constitutes, and all other documents executed and delivered on behalf of the Vendors hereunder shall, when executed and delivered constitute, legal, valid and binding obligations of the Vendors enforceable in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to:

(a)	bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting the enforcement of creditors' rights generally, and

(b)	general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

4.5	Ownership of Shares

(a)	Each Vendor is the registered and beneficial holder the Shares set forth next to its name in Schedule 2.1(a), which Shares represent all of the issued and outstanding Shares as of the date hereof, with good and marketable title thereto, free and clear of all Liens except for Permitted Liens. No Person other than the Purchasers has, or has any right capable of becoming, any agreement, option, right or privilege for the purchase or other acquisition from the Vendors of any of the Shares. There are no restrictions of any kind on the transfer of the Shares except those set out in the articles of incorporation of the Corporations. The Shares have been validly issued in compliance with Applicable Law and are fully paid and non-assessable.

(b)	GTA is the registered and beneficial holder of shares representing 90% of the corporate capital of PETJA, with good and marketable title thereto, free and clear of all Liens except for Permitted Liens and no Person has, or has any right capable of becoming, any agreement, option, right or privilege for the purchase or other acquisition from GTA of any of such shares, and such shares have been validly issued in compliance with Applicable Law and are fully paid and non-assessable.

4.6	Organization of the Corporations

The Vendor Disclosure Letter sets out the true and complete name and jurisdiction of incorporation, the authorized, issued and outstanding shares and the directors and officers of each of the Corporations. The Corporations are incorporated, organized and subsisting under the laws of their respective jurisdictions of incorporation. There are no shareholders' agreements governing the affairs of the Corporations or the relationship, rights and duties of their shareholders, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of the Corporations. There are no rights, subscriptions, warrants, options, conversion rights, calls, commitments or plans or agreements of any kind outstanding which would enable any Person to purchase or otherwise acquire any shares or other securities of the Corporations including, without limitation, any securities convertible into or exchangeable or exercisable for shares or other securities of the Corporations. Except as set out in Vendor Disclosure Letter, neither of the Corporations has a direct or indirect equity interest in any other Person.

4.7	Qualification to do Business

Each Corporation is registered, licensed or otherwise qualified to do business under the laws of the jurisdictions specified in the Vendor Disclosure Letter and neither the character nor the location of the properties and Corporation Assets owned by the Corporations nor the nature of the Business of the Corporations requires registration, licensing or other qualification under the laws of any other jurisdiction except where failure to do so would not reasonably be expected to result in a Material Effect. Each of the Corporations has all necessary corporate power, authority, and capacity to carry on its Business and to own or lease and operate its property and Corporation Assets as now carried on and owned or leased and operated.

4.8	Corporate Records

The minute books of each of the Corporations have been maintained in accordance with Applicable Law.

4.9	Financial Statements

The Corporation Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods to which they relate and present fairly in accordance with GAAP the financial position, results of operations and changes in financial position of the Corporation Financial Statements Group on a consolidated basis as of the dates thereof and for the periods indicated therein, subject, in the case of the interim financial statements, to usual year-end adjustments and the exclusion of notes.

4.10	Absence of Certain Changes or Events

Except for the transactions contemplated hereby or any action taken in accordance with this Agreement, since December 31, 2013:

(a)	each of the Corporations has conducted its business only in the Ordinary Course of Business substantially consistent with past practice;

(b)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to either of the Corporations has been incurred other than in the Ordinary Course of Business other than where such liability or obligation would not have a Material Effect on the Corporations, taken as a whole;

(c)	there has been no Material Effect in respect of the Corporations, taken as a whole; and

(d)	none of the Corporations, and to the knowledge of the Vendors, any director, officer, employee or auditor of either of the Corporations, have received or otherwise had or obtained knowledge of any fraud or material complaint, allegation, assertion or claim, whether written or oral, regarding fraud or the accounting or auditing practices, procedures, methodologies or methods of either of the Corporations or their respective internal accounting controls.

4.11	Material Contracts

The Vendor Disclosure Letter lists or identifies all of the Corporation Material Contracts. Neither of the Corporations is, nor to the knowledge of the Vendors or the Corporations is any other party to any Corporation Material Contract in default under any Corporation Material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Corporation Material Contract by either of the Corporations. Each Corporation Material Contract is in full force and effect, unamended by written or oral agreement.

4.12	Guarantees

Neither of the Corporations have guaranteed, endorsed, assumed, indemnified or accepted any responsibility for any indebtedness or the performance of any obligation of the Vendors, the Parent or its subsidiaries other than each other, except for (i) indemnity agreements with its directors and officers and as contemplated by the by-laws of either of the Corporations or Applicable Laws, (ii) standard indemnity agreements in financial services (including credit facilities) and underwriting and agency agreements and (iii) indemnities provided in the Ordinary Course of Business to industry partners and service providers.

4.13	Outstanding AFEs

There are no outstanding authorizations for expenditure pertaining to any of the Corporation Assets or any other commitments, approvals or authorizations pursuant to which an expenditure may be required to be made in respect of the Corporation Assets.

4.14	Long Term and Derivative Transactions

(a)	Neither or the Corporations has any obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transaction, basis swaps forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, production sales transactions having terms greater than 90 days or any or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions.

(b)	Neither of the Corporations is party to a take or pay type production contract requiring a Corporation to deliver a set volume of production requiring such Corporation to pay a penalty for any under delivery of production.

4.15	Banking Information

The Vendor Disclosure Letter sets forth the name and location (including municipal address) of each bank, trust company or other institution in which either of the Corporations has an account, money on deposit or a safety deposit box and the name of each Person authorized to draw thereon or to have access thereto and the name of each Person holding a power of attorney from a Corporation.

4.16	Regulatory Approvals

The Regulatory Approvals identified in the Vendor Disclosure Letter, are the only approvals, consents, rulings, authorizations, notices, permits or acknowledgements required to be obtained by the Vendors or the Corporations from an Authorized Authority pursuant to Applicable Law: (a) in connection with the execution and delivery of, and performance by the Vendors of their obligations under, this Agreement or the consummation of the transactions contemplated hereby; or (b) to permit the Corporations to carry on the Business after the Closing as the Business is currently carried on by the Corporations.

4.17	Absence of Conflicts

Other than in circumstances where the contrary would not result in a Material Effect, the execution, delivery and performance of this Agreement by the Vendors and the completion (with any required consents and Regulatory Approvals and the giving of any required notices) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

(a)	a violation or breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any of: (i) the constating documents of the Corporations; (ii) any Corporation Material Contract or (iii) any Governmental Authorization;

(b)	an event which, pursuant to the terms of any Material Contract or Governmental Authorization, would cause any right or interest of the Corporations to come to an end or be amended in any way that is detrimental to the Business of the Corporations, taken as a whole, or entitle any other Person to terminate or amend any such right or interest or relieve any other Person of its obligations thereunder;

(c)	the creation or imposition of any Lien (other than Permitted Liens) on any property or asset of the Corporations; or

(d)	the violation of any Order or Applicable Law.

4.18	Legal Proceedings

To the knowledge of the Vendors, there is no material Legal Proceeding in progress, pending or Threatened against or affecting either of the Corporations or any of their respective properties or assets or title thereto. There is no Order outstanding against or affecting either of the Corporations or any of their respective properties or assets.

4.19	Governmental Authorizations

Except to the extent that failure to do so or be so would not, individually or in the aggregate, have a Material Effect on the Corporations, taken as a whole, to the knowledge of the Vendors: (i) each of the Corporations has obtained and is in material compliance with all material Governmental Authorizations, (ii) such Governmental Authorizations are in full force and effect in accordance with their terms, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation of any such Governmental Authorization, (iii) no material proceedings are pending or Threatened, which could result in the revocation or limitation of any such Governmental Authorization, and all steps have been taken and filings made on a timely basis with respect to each such Governmental Authorization and its renewal.

4.20	Compliance with Laws

Except to the extent that failure to do so or be so would not, individually or in the aggregate, have a Material Effect on the Corporations, taken as a whole:

(a)	the operations and business of each of the Corporations are currently being carried out in compliance with and not in violation of any Applicable Laws and none of Corporations has received any notice of any alleged material violation of any such Applicable Laws since March 18, 2011 or, to the Vendors' knowledge, prior to such date; and

(b)	the Corporations have complied in all material respects with the reporting requirements under the Argentine Central Bank regulations (the “ACB Regulations”) in respect of any foreign loan, service or export transactions with foreign currency proceeds to the Corporations in excess of $5,000,000 and have exchanged all foreign currency obtained in respect of such transactions in the Free Exchange Market of Argentina (Mercado Único y Libre de Cambios de la República Argentina) within the requisite time periods under the ACB Regulations, in each case since March 18, 2011 and, to the Vendor's knowledge, prior to such date.

4.21	Purchased Debt Assignment Agreement

(a)	GTE has the requisite corporate power, authority and capacity to execute and deliver the Purchased Debt Assignment Agreement and to perform its other obligations thereunder. GTE has the corporate power, authority and capacity to own and dispose of the Purchased Debt to the Purchaser.

(b)	The execution and delivery of the Purchased Debt Assignment Agreement and the completion of the sale and purchase of the Purchased Debt in accordance with the terms thereof are not and will not be in violation or breach of, or be in conflict with or require any consent, authorization or approval:

(i)	under any term or provision of the constating documents of GTE;

(ii)	under any permit or authorization of any Authorized Authority to which the GTE is a party or by which GTE is bound; or

(iii)	under Applicable Law.

(c)	Prior to the Closing Time, GTE shall take all necessary corporate actions to authorize the execution, delivery and performance of the Purchased Debt Assignment Agreement. Once the Purchased Debt Assignment Agreement has been duly executed and delivered by GTE it will constitute, legal, valid and binding obligations of GTE enforceable in accordance with the terms and conditions thereof, subject to the qualification that such enforceability may be subject to:

(i)	bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting the enforcement of creditors' rights generally, and

(ii)	general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

(d)	The transfer of the Purchased Debt pursuant to the Purchased Debt Assignment Agreement will not create any obligation under any Applicable Law on behalf of GTE, the Corporations or the Purchasers to withhold any amount in respect of Taxes.

4.22	Restrictions on Business Activities

There is no judgment, injunction or order binding upon either of the Corporations, and neither of the Corporations are subject to any contractual commitment, that has or could reasonably be expected to have the effect of prohibiting, restricting or impairing the Business of the Corporations, taken as a whole, that has or could reasonably be expected to have, individually or in the aggregate, a Material Effect on the Corporations, taken as a whole.

4.23	Title

Although it does not make any representation or warranty with respect to title, the Vendors have no reason to believe that (i) either of the Corporations do not have title to their respective interests in the Corporation Assets, or (ii) that the Corporation Assets are not free and clear of adverse claims created by, through or under any of the Corporations except Permitted Liens.

4.24	Reserves Reports

The Corporations have made available to GLJ, prior to the issuance of its report dated February 20, 2014, evaluating the crude oil, natural gas liquids and natural gas reserves of, inter alia, the Corporations as at December 31, 2013 (to the extent such report pertains to the Corporation Assets, the "Corporation Reserves Report"), for the purpose of preparing the Corporation Reserves Report, all information requested by GLJ, which information did not contain any material misrepresentation at the time such information was provided. Except with respect to changes in commodity prices, the Vendors have no knowledge of any change in any production, reserves or other relevant information provided to GLJ since the date that such information was provided that could reasonably be expect to have a Material Effect on the Corporations, taken as a whole. To the knowledge of the Vendors, the Corporation Reserves Report reasonably presents the quantity of the oil and natural gas reserves attributable to the crude oil, natural gas liquids and natural gas properties evaluated in such report as of its effective date based upon information available at the time such reserves information was prepared.

4.25	Operational Matters

Except to the extent that any matter referenced to in this Section 4.25 does not, and would not, reasonably be expected to have a Material Effect on the Corporations, taken as a whole, all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof, since March 18, 2011, or, to the Vendors' knowledge, prior to such date, under, with respect to, or on account of, any of the Corporation Assets have been, in all material respects: (i) duly paid; (ii) duly performed; or (iii) provided for prior to the date hereof.

4.26	Good Oilfield Practices

The operations of each of the Corporations , and to the knowledge of the Vendor, the operations by third parties, on or in respect of the Corporation Assets, have been conducted in compliance with Good Oilfield Practices since March 18, 2011, and, to the Vendors' knowledge, prior to such date.

4.27	Environmental Matters

Except to the extent that violations or other matters referred to in this Section 4.27 would not, individually or in the aggregate, have a Material Effect on the Corporations, taken as a whole:

(a)	none of the Corporations are in violation of any applicable Environmental Laws;

(b)	since March 18, 2011, and, to the Vendors' knowledge, prior to such date, each of Corporations has operated its business and has received, handled, used, stored, treated, shipped and disposed of all Hazardous Substances in compliance with Environmental Laws;

(c)	since March 18, 2011, and, to the Vendors' knowledge, prior to such date, there have been no spills, releases, deposits or discharges of Hazardous Substances, or wastes into the earth, subsoil, underground waters, air or into any body of water or any municipal or other sewer or drain water systems by any of the Corporations, or on or underneath any of the Corporation Assets, that have not been fully remediated;

(d)	no orders, directions or notices have been issued and remain outstanding pursuant to any Environmental Laws relating to the business or assets of any of Corporations of which any such entity has received notice;

(e)	since March 18, 2011, and, to the Vendors' knowledge, prior to such date, none of the Corporations have failed to report to the proper Authorized Authority the occurrence of any event which they were required to so report under any Environmental Law;

(f)	there are no pending or, to the knowledge of the Vendors, Threatened claims, liens or encumbrances resulting from Environmental Laws with respect to any of the Corporation Assets of which the Corporation or the Corporation Subsidiaries have received notice; and

(g)	none of the Corporations have assumed or retained by contract or operation of law any losses, expenses, claims, damages or liabilities of any third party pursuant to applicable Environmental Laws.

4.28	Employment Matters

(a)	The current monthly compensation of each employee of the Corporations, including all entitlements to bonuses and equity securities or payments in lieu thereof, is set out in the Vendor Disclosure Letter.

(b)	True copies of any written contracts of employment or consultancy to which the Corporation or a Corporation Subsidiary is a party and which may not be terminated on one month's notice, or which provide for payments occurring on a change of control of any of the Corporations have been made available to the Purchasers.

(c)	Neither or the Corporations is engaged in any labour negotiation.

(d)	Neither of the Corporations is a party to or bound by, either directly or by operation of Applicable Law, any collective bargaining agreement, labour contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication amending or having a similar legal effect to any of the foregoing to any labour union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting employees or independent contractors nor are the Corporations subject to any union organization effort.

(e)	Neither of the Corporations is a party to any application, complaint or other Legal Proceeding under any Applicable Law relating to employees or former employees nor are the Vendors aware of any factual or legal basis on which any such Legal Proceeding might be commenced.

(f)	Neither of the Corporations has engaged in any unfair labour practice nor are the Vendors aware of any pending or Threatened complaint regarding any alleged unfair labour practice or other Legal Proceeding relating to Employees or former Employees.

(g)	There is no strike, labour dispute, work slowdown or stoppage pending or Threatened against the Corporations.

(h)	There is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or Threatened against the Corporations.

(i)	Each Corporation is in material compliance with all Applicable Laws respecting employment, employment practices and standards, terms and conditions of employment, wages and hours, occupational health and safety, human rights, labour relations, pay equity and workers' compensation.

(j)	Each of the Corporations have withheld from each payment made to any of its present or former employees, officers or directors, or to other persons, all amounts required by Applicable Laws to be withheld by it on account of Taxes, pension plan contributions, and employment insurance premiums and has remitted such withheld amounts within the required time to the appropriate governmental entity. Each of the Corporations have charged, collected and remitted on a timely basis all sales, goods and services, value added and other commodity taxes as required under applicable legislation on any sale, supply or delivery made by them.

4.29	Employee Plans

The Vendors have made available to the Purchasers true, complete and correct copies of each employee benefits plans covering active, former or retired employees of each of the Corporations, any related trust agreement, annuity or insurance contract or other funding vehicle.

4.30	Parent Equity Incentive Plan Awards

The outstanding awards to each employee of the Corporations under the Parent's equity incentive plan are set out in the Vendor Disclosure Letter. The Vendors acknowledge that such Options constitute obligations of the Parent and not the Corporations, and covenant and agree to cause the Parent to comply with its obligations in respect of the exercise and termination of the Options in accordance with their terms.

4.31	Insurance

The Vendor Disclosure Letter sets forth and describes all insurance policies currently maintained by each of the Corporations, including a brief description of the type of insurance, the name of the insurer, policy number, coverage limits, amount of deductible, expiration date and annual premiums. Each of such insurance policies is valid and subsisting and in good standing.

4.32	Tax Filings

Each of the Corporations has prepared and filed when due with each relevant Tax Authority all Tax Returns required to be filed by or on behalf of such Corporation in respect of any Taxes for all fiscal periods ending prior to the date hereof.

4.33	Taxes Paid

Each of the Corporations has paid in full and when due all Taxes required to be paid on or prior to the date hereof. All Taxes shown on all Tax Returns referred to in Section 4.32 or on any assessments or reassessments in respect of any such Tax Returns have been paid in full when due or will be paid in full if due between the date hereof and the Closing Date. The provision for Taxes in the Corporation Financial Statements constitute an adequate provision for the payment of all Taxes in respect of all periods ending on or before the Effective Date.

4.34	No Corrupt Conduct

(a)	In connection with the performance of its obligations under this Agreement, or otherwise in connection with the transactions contemplated by this Agreement, none of the Vendors, any of their affiliates, or any of their respective directors, officers, employees, agents or representatives, have made, offered, or authorized, and will not make, offer or authorize, any payment, gift, promise or other advantage, whether directly or indirectly through any other person or entity, to or for the use or benefit of any Conflicted Person, where such payment, gift or promise would violate: (a) the laws of Argentina; (b) the Corruption of Foreign Public Officials Act (Canada) (the "CFPCA"); (c) the Foreign Corrupt Practices Act (U.S.) (the "FCPA"); or (c) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention's Commentaries (the "CCBFPOIBT" and, together with the CFPCA and the FCPA, the "Corruption Statutes").

(b)	Since March 18, 2011, and to the Vendors' knowledge, prior to such date, none of the Vendors or the Corporations, nor any of their respective controlled Affiliates, directors, officers, employees or agents, has taken any action, directly or indirectly, that would result in a violation by such Persons of the Corruption Statutes or any other Applicable Law addressing anti-corruption matters, whether within the United States, Canada, Argentina or any other jurisdiction.

(c)	There are no ongoing, pending or Threatened inquiries, investigations or other proceedings by any Authorized Authority in respect of, and none of the Vendors, the Corporations or any of their respective Affiliates, has since March 18, 2011, and, to the Vendors' knowledge, prior to such date, conducted or initiated an internal investigation, made a voluntary or other disclosure to an Authorized Authority, or received any notice or citation related to alleged violations of anti-corruption, anti-money laundering, or sanctions law.

(d)	No Official and no close relative or family member of an Official (i) holds a material ownership or other economic interest in any of the Vendors or the Corporations, or (ii) serves as an officer, director, or employee of any of the Vendors or the Corporations.

4.35	Hold Period

The Vendors acknowledge that the Consideration Shares will be subject to a restricted period pursuant to Section 2.5 of National Instrument 45-102 – Resale of Securities ("NI 45-102") that shall last four (4) months and one (1) day after the Closing Date.

4.36	U.S. Securities Laws

(a)	Neither of the Vendors is a resident of the United States, the Consideration Shares were not offered to the Vendors in the United States, and the persons acting on their behalf in connection therewith were not in the United States when the execution and delivery of this Agreement took place.

(b)	The Vendors are acquiring the Consideration Shares as principal for their own account for investment purposes only, and not with a view to any resale, distribution or other disposition of such Consideration Shares in violation of United States federal or state securities laws.

(c)	In connection with the offer and sale of the Purchased Shares, neither the Vendors nor any of their Affiliates or any person acting on its or their behalf (i) has engaged or will engage in any "general solicitation or general advertising" (as such terms are used in Regulation D under the U.S. Securities Act) or in any conduct involving a public offering within the meaning of Section 4(a)(2) of the U.S .Securities Act or (ii) has taken or will take any other action that would cause the offer and sale of the Purchased Shares to be required to be registered under the U.S. Securities Act.

(d)	The Vendors acknowledge that Consideration Shares have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States and the Consideration Shares are being offered and sold to the Vendors in reliance on an exemption or exclusion from the registration requirements of the U.S. Securities Act.

4.37	No Further Representations

The Vendors acknowledge that it and their Representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts and other properties and assets of the Purchasers and the Purchaser Subsidiaries that they and their Representatives have desired or requested to see or review, and that they and their Representatives have had a full opportunity to meet with the officers and employees of the Purchasers to discuss the business of the Purchasers and the Purchaser Subsidiaries. The Vendors acknowledge that none of the Purchasers or their Affiliates, nor any other Person has made any representation or warranty, expressed or implied, oral or written, as to the accuracy or completeness of any information regarding the Purchasers and the Purchaser Subsidiaries and their respective assets furnished or made available to the Vendors and their Representatives (including any projection, forecast, statement or other information made, communicated or furnished (orally or in writing) by any Person to the Vendors or their Affiliates or Representatives), except as expressly set forth in this Agreement, and neither the Purchasers nor any other Person shall have or be subject to any liability to the Vendors or any other Person resulting from the distribution to the Vendors, or the Vendors' use of, any such information and any information, documents or material made available to the Vendors in the Purchasers' data room, any management presentations, or in any other form, oral or written, in expectation of the transactions contemplated hereby. The Vendors acknowledge that they have performed a due diligence investigation with respect to the Consideration Shares on the basis of the information provided by the Purchasers and that they have had sufficient opportunity to review any and all information made available to them and further acknowledge that, except as expressly provided in Article 5 (as modified by the Purchaser Disclosure Letter), the Purchasers make no further representations or warranties to the Vendors of any kind, character or nature, whether express or implied, statutory or otherwise, with respect to the Consideration Shares or the transactions contemplated by this Agreement. The Vendors affirm that save as and to the extent expressly provided in this Agreement, they are relying on their own independent investigation, analysis and evaluation of the geological, geological engineering, economic and other interpretations of the costs of and prospects for further development of the Purchasers' Business.

Article 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

5.1	Representations and Warranties of the Purchasers

To induce the Vendors to enter into this Agreement and complete the transactions contemplated hereby, the Purchasers covenant, represent and warrant to and in favour of the Vendors now as provided in this 5.1 in each case subject to the information provided, and except to the extent set out, in the Purchaser Disclosure Letter, and the Purchasers hereby acknowledge that the Vendors are relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

5.2	Standing and Corporate Power of Purchasers

Each of the Purchasers is a corporation, duly organized, validly existing under the laws of its jurisdiction of incorporation. The board of directors of MVN has unanimously approved this Agreement, the Purchased Debt Assignment Agreement and the Bought Deal Letter and determined that the transactions contemplated hereby and thereby are in the best interests of MVN, and each of the Purchasers has the requisite corporate power, authority and capacity to execute and deliver this Agreement, the Purchased Debt Assignment Agreement, the Bought Deal Letter, the Underwriting Agreement and the other agreements and instruments to be executed and delivered by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments to which it thereby becomes subject. Each of the Purchasers has the corporate power, authority and capacity to issue the Consideration Shares to the Vendors in accordance with the terms of this Agreement. No action, approval, consent or vote on the part of the shareholders of MVN is or shall be necessary to consummate the transactions contemplated by this Agreement or the Purchased Debt Assignment Agreement, including the issuance of the Consideration Shares, or by the Bought Deal Letter or the Underwriting Agreement.

5.3	Reporting Status and Securities Laws Matters

MVN is a "reporting issuer" in each of the Provinces of Canada other than Quebec and not on the list of reporting issuers in default under Applicable Securities Laws and is in compliance in all material respects with all Applicable Securities Laws and the listing rules of the TSX-V. The common shares of MVN are listed for trading on the TSX-V and satisfy the requirements for continuation of such listings in all respects. No delisting of, suspension of trading in or cease trading order with respect to any securities of MVN and no inquiry or investigation (formal or informal) of any securities regulatory authority, is in effect or ongoing or, to the knowledge of MVN, expected to be implemented or undertaken. Neither MVI nor any Purchaser Subsidiary is a "reporting issuer" or the equivalent in any province or territory of Canada.

5.4	No Conflict

The execution and delivery of this Agreement, the Purchased Debt Assignment Agreement, the Bought Deal Letter and the Underwriting Agreement, the issuance of the Consideration Shares and the completion of the purchase of the Purchased Shares in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with or require any consent, authorization or approval:

(a)	under any term or provision of the constating documents of either of the Purchasers;

(b)	under any permit or authorization of any Authorized Authority to which either of the Purchasers is a party or by which either of the Purchasers is bound; or

(c)	under Applicable Law.

5.5	Execution and Enforceability

The Purchasers have taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement, the Purchased Debt Assignment Agreement, the Bought Deal Letter and the Underwriting Agreement, including the transactions contemplated herein and therein in accordance with the provisions contained herein and therein. This Agreement has been duly executed and delivered by the Purchasers and the Bought Deal Letter has been duly executed and delivered by MVN and this Agreement and the Bought Deal Letter constitute, and all other documents executed and delivered on behalf of a Purchaser hereunder and thereunder, including the Purchased Debt Assignment Agreement, shall, when executed and delivered constitute, legal, valid and binding obligations of the applicable Purchaser enforceable in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to:

(a)	bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting the enforcement of creditors' rights generally, and

(b)	general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

5.6	Organization of the Purchasers and the Purchaser Subsidiaries

The Purchaser Disclosure Letter sets out the name and jurisdiction of incorporation, the authorized, issued and outstanding shares and the directors and officers of each of the Purchasers and of each Purchaser Subsidiary. Each of the Purchasers and each Purchaser Subsidiary is incorporated, organized and subsisting under the laws of its jurisdiction of incorporation. There are no shareholders' agreements governing the affairs of the Purchasers or any Purchaser Subsidiary or the relationship, rights and duties of its shareholders, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of the Purchasers or any Purchaser Subsidiary. Except as set out in Purchaser Disclosure Letter, neither the Purchasers nor any Purchaser Subsidiary has a direct or indirect equity interest in any other Person.

5.7	Qualification to do Business

Each of the Purchasers and each Purchaser Subsidiary is registered, licensed or otherwise qualified to do business under the laws of the jurisdictions specified in the Purchaser Disclosure Letter and neither the character nor the location of the properties and assets owned by a Purchasers or any Purchaser Subsidiary nor the nature of the Business of the Purchasers or any Purchaser Subsidiary requires registration, licensing or other qualification under the laws of any other jurisdiction except where failure to do so would not reasonably be expected to result in a Material Effect. Each of the Purchasers and each Purchaser Subsidiary has all necessary corporate power, authority, and capacity to carry on its Business and to own or lease and operate its property and assets as now carried on and owned or leased and operated.

5.8	Corporate Records

The minute books of each of the Purchasers and each Purchaser Subsidiary have been maintained in accordance with Applicable Law.

5.9	Capitalization

The authorized share capital of MVN consists of an unlimited number of common shares. As of the close of business on May 28, 2014, there were issued and outstanding 396,885,731 common shares in the share capital of MVN and, as of the date hereof, there are outstanding no other shares of any class or series in the capital of MVN. As of the close of business on May 28, 2014, an aggregate of up to 19,529,999 common shares in the share capital of MVN were issuable upon the exercise of the options granted pursuant to MVN's stock option plan, the exercise prices, expiration dates and other material terms of which are set forth in the Purchaser Disclosure Letter and, except as set forth above, there are no options, warrants or other rights, shareholder rights plans, agreements or commitments of any character whatsoever requiring or which may require the issuance, sale or transfer by MVN of any shares of MVN or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of MVN. All of the outstanding securities of MVN have been issued in compliance, in all material respects, with all Applicable Securities Laws.

5.10	Filings

MVN has filed all material reports, schedules, forms, statements, exhibits and other documents required to be filed by it with the securities commissions or other applicable provincial securities regulatory authorities, including the TSX-V. As of the date of such Purchaser Filings, such Purchaser Filings, except as they may have been subsequently amended by filings made by MVN with applicable Canadian securities regulatory authorities or the TSX-V prior to the date hereof, complied in all material respects with the requirements of Applicable Securities Laws. None of the Purchaser Filings, as of the date filed and except as they may have been subsequently amended by filings made by MVN with the applicable Canadian securities regulatory authority prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.11	Financial Statements

The Purchaser Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods to which they relate and present fairly in accordance with GAAP the financial position, results of operations and changes in financial position of MVN, MVI and the Purchaser Subsidiaries on a consolidated basis as of the dates thereof and for the periods indicated therein.

5.12	Absence of Certain Changes or Events

Except for the transactions contemplated hereby or any action taken in accordance with this Agreement, since December 31, 2013:

(a)	each of the Purchasers and the Purchaser Subsidiaries has conducted its business only in the Ordinary Course of Business substantially consistent with past practice;

(b)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to any of the Purchasers or Purchaser Subsidiaries has been incurred other than in the Ordinary Course of Business other than where such liability or obligation would not have a Material Effect on the Purchasers and the Purchaser Subsidiaries, taken as a whole;

(c)	there has been no Material Effect in respect of the Purchasers and the Purchaser Subsidiaries, taken as a whole; and

(d)	none of the Purchasers or the Purchaser Subsidiaries, and to the knowledge of the Purchasers, any director, officer, employee or auditor of any of the Purchasers or the Purchaser Subsidiaries, have received or otherwise had or obtained knowledge of any fraud or material complaint, allegation, assertion or claim, whether written or oral, regarding fraud or the accounting or auditing practices, procedures, methodologies or methods of any of the Purchasers or Purchaser Subsidiaries or their respective internal accounting controls.

5.13	Material Contracts

The Purchaser Disclosure Letter lists or identifies all of the Purchaser Material Contracts. Neither the Purchasers nor any Purchaser Subsidiary is, nor to the knowledge of the Purchasers is any other party to any Purchaser Material Contract in default under any Purchaser Material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Purchaser Material Contract by the Purchasers or any Purchaser Subsidiary. Each Purchaser Material Contract is in full force and effect, unamended by written or oral agreement.

5.14	Absence of Conflicts

Other than in circumstances where the contrary would not result in a Material Effect, the execution, delivery and performance of this Agreement, the Bought Deal Letter and the Underwriting Agreement by the applicable Purchaser and the completion (with any required consents and Regulatory Approvals and the giving of any required notices) of the transactions contemplated hereby and thereby do not and will not result in or constitute any of the following:

(a)	a violation or breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any of: (i) the constating documents of either of the Purchasers or any Purchaser Subsidiary; (ii) any Purchaser Material Contact or (iii) any Governmental Authorization;

(b)	an event which, pursuant to the terms of any Purchaser Material Contract or Governmental Authorization, would cause any right or interest of either of the Purchasers or any Purchaser Subsidiary to come to an end or be amended in any way that is detrimental to the Business of the Purchasers or the Purchaser Subsidiaries or entitle any other Person to terminate or amend any such right or interest or relieve any other Person of its obligations thereunder;

(c)	the creation or imposition of any Lien on any property or asset of the Purchasers or any Purchaser Subsidiary; or

(d)	the violation of any Order or Applicable Law.

5.15	Legal Proceedings

To the knowledge of the Purchasers, there is no material Legal Proceeding in progress, pending or Threatened against or affecting either of the Purchasers or any Purchaser Subsidiary or any of their respective properties or assets or title thereto. There is no Order outstanding against or affecting either of the Purchasers or any Purchaser Subsidiary or any of their respective properties or assets.

5.16	Governmental Authorizations

Except to the extent that failure to do so or be so would not, individually or in the aggregate, have a Material Effect on the Purchasers or the Purchaser Subsidiaries taken as a whole, to the knowledge of the Purchaser: (i) each of the Purchasers and the Purchaser Subsidiaries has obtained and is in material compliance with all material Governmental Authorizations, (ii) such Governmental Authorizations are in full force and effect in accordance with their terms, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation of any such Governmental Authorization, (iii) no material proceedings are pending or Threatened, which could result in the revocation or limitation of any such Governmental Authorization, and all steps have been taken and filings made on a timely basis with respect to each such Governmental Authorization and its renewal.

5.17	Compliance with Laws

Except to the extent that failure to do so or be so would not, individually or in the aggregate, have a Material Effect on the Purchasers or the Purchaser Subsidiaries, taken as a whole:

(a)	the operations and business of each of Purchasers and the Purchaser Subsidiaries are currently being carried out in compliance with and not in violation of any Applicable Laws and none of Purchasers or the Purchaser Subsidiaries received any notice of any alleged material violation of any such Applicable Laws; and

(b)	the Purchaser and the Purchaser Subsidiaries have complied in all material respects with the reporting requirements under the ACB Regulations in respect of any foreign loan, service or export transactions with foreign currency proceeds to Madalena Austral Sucursal Argentina in excess of $5,000,000 and have exchanged all foreign currency obtained in respect of such transactions in the Free Exchange Market of Argentina (Mercado Único y Libre de Cambios de la República Argentina) within the requisite time periods under the ACB Regulations.

5.18	Restrictions on Business Activities

There is no judgment, injunction or order binding upon any of the Purchasers or the Purchaser Subsidiaries, and none of the Purchasers or the Purchaser Subsidiaries are subject to any contractual commitment, that has or could reasonably be expected to have the effect of prohibiting, restricting or impairing the Business of the either of the Purchasers or the Purchaser Subsidiaries that has or could reasonably be expected to have, individually or in the aggregate, a Material Effect on the Purchasers and the Purchaser Subsidiaries, taken a as a whole.

5.19	Title

Although it does not make any representation or warranty with respect to title, the Purchasers have no reason to believe that (i) any of the Purchasers or the Purchaser Subsidiaries do not have title to the properties described in the Purchaser Reserves Reports, or (ii) that such properties are not free and clear of adverse claims created by, through or under any of the Purchasers or the Purchaser Subsidiaries, except for normal course encumbrances which could not, individually or in the aggregate have a Material Effect on the Purchasers and the Purchaser Subsidiaries taken as a whole.

5.20	Reserves Reports

The Purchasers have made available to Ryder Scott, prior to the issuance of its report dated April 15, 2014, evaluating the crude oil, natural gas liquids and natural gas reserves of the Purchasers and the Purchaser Subsidiaries in Argentina as at December 31, 2013 (the "RS Report"), for the purpose of preparing the RS Report, all information requested by Ryder Scott, which information did not contain any material misrepresentation at the time such information was provided and the Purchasers has made available to McDaniel, prior to the issuance of its report dated April 28, 2014, evaluating the crude oil, natural gas liquids and natural gas reserves of the Purchasers in Canada as at December 31, 2013 (the "MD Report" and, together with the RS Report, the "Purchaser Reserves Reports"), for the purpose of preparing the MD Report, all information requested by McDaniel, which information did not contain any material misrepresentation at the time such information was provided Except with respect to changes in commodity prices, the Purchasers have no knowledge of any change in any production, reserves or other relevant information provided to Ryder Scott or McDaniel since the date that such information was provided that could reasonably be expect to have a Material Effect on the Purchasers or the Purchaser Subsidiaries, taken as a whole. To the knowledge of the Purchasers, the Purchaser Reserves Reports reasonably present the quantities of the oil and natural gas reserves attributable to the crude oil, natural gas liquids and natural gas properties evaluated in such reports as of their effective date based upon information available at the time such reserves information was prepared.

5.21	Operational Matters

Except to the extent that any matter referenced to in this Section 5.21 does not, and would not, reasonably be expected to have a Material Effect on the Purchasers, all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof, under, with respect to, or on account of, any of the properties described in the Purchaser Reserves Reports have been, in all material respects: (i) duly paid; (ii) duly performed; or (iii) provided for prior to the date hereof.

5.22	Good Oilfield Practices

The operations of each of the Purchasers and the Purchaser Subsidiaries, and to the knowledge of the Purchasers, the operations by third parties, on or in respect of the properties described in the Purchaser Reserves Reports, have been conducted in compliance with Good Oilfield Practices.

5.23	Environmental Matters

Except to the extent that violations or other matters referred to in this Section 5.23 would not, individually or in the aggregate, have a Material Effect on the Purchasers or the Purchaser Subsidiaries, taken as a whole:

(a)	none of the Purchasers or the Purchaser Subsidiaries are in violation of any applicable Environmental Laws;

(b)	each of Purchasers and the Purchaser Subsidiaries has operated its business and has received, handled, used, stored, treated, shipped and disposed of all Hazardous Substances in compliance with Environmental Laws;

(c)	there have been no spills, releases, deposits or discharges of Hazardous Substances, or wastes into the earth, subsoil, underground waters, air or into any body of water or any municipal or other sewer or drain water systems by any of the Purchasers or the Purchaser Subsidiaries, or on or underneath any of their respective properties, that have not been fully remediated;

(d)	no orders, directions or notices have been issued and remain outstanding pursuant to any Environmental Laws relating to the business or assets of any of Purchasers or the Purchaser Subsidiaries of which any such entity has received notice;

(e)	none of the Purchasers or the Purchaser Subsidiaries have failed to report to the proper Authorized Authority the occurrence of any event which they were required to so report under any Environmental Law;

(f)	there are no pending or, to the knowledge of the Purchaser, Threatened claims, liens or encumbrances resulting from Environmental Laws with respect to any of the properties of the Purchasers or the Purchaser Subsidiaries of which the Purchasers or the Purchaser Subsidiaries have received notice; and

(g)	none of the Purchasers or the Purchaser Subsidiaries have assumed or retained by contract or operation of law any losses, expenses, claims, damages or liabilities of any third party pursuant to applicable Environmental Laws.

5.24	Tax Filings

Each of the Purchasers and each Purchaser Subsidiary has prepared and filed when due with each relevant Tax Authority all Tax Returns required to be filed by or on behalf of each such Purchaser and Purchaser Subsidiary in respect of any Taxes for all fiscal periods ending prior to the date hereof.

5.25	Taxes Paid

The Purchasers and each Purchaser Subsidiary has paid in full and when due all Taxes required to be paid on or prior to the date hereof. All Taxes shown on all Tax Returns referred to in Section 5.24 or on any assessments or reassessments in respect of any such Tax Returns have been paid in full when due or will be paid in full if due between the date hereof and the Closing Date. The provision for Taxes in the Purchaser Financial Statements constitute an adequate provision for the payment of all Taxes in respect of all periods ending on or before the Effective Date.

5.26	Regulatory Approvals

Other than with respect to the TSX-V approval described in Section 6.1(b), no approval of any Authorized Authority or material filing with any Authorized Authority or other Person is required to be obtained by the either of the Purchasers in connection with the execution, delivery and performance by the Purchasers of this Agreement, the Bought Deal Letter or the Underwriting Agreement or the documents contemplated hereby or thereby or the issuance of the Consideration Shares.

5.27	Funds Available

The Purchasers will have, prior to the Outside Date, sufficient funds available to satisfy the aggregate Purchase Price payable by the Purchasers pursuant to the terms of this Agreement and the Purchased Debt Assignment Agreement, and to satisfy all other obligations payable by the Purchasers pursuant to such agreements.

5.28	No Further Representations

The Purchasers acknowledge that they and their Representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts and other properties and assets of the Corporations that they and their Representatives have desired or requested to see or review, and that they and their Representatives have had a full opportunity to meet with the officers and employees of the Corporations and the Vendors to discuss the Corporations' business. The Purchasers acknowledge that none of the Vendors or their Affiliates, any of the Corporations nor any other Person has made any representation or warranty, expressed or implied, oral or written, as to the accuracy or completeness of any information regarding the Corporations or the Corporation Assets furnished or made available to the Purchasers and their Representatives (including any projection, forecast, statement or other information made, communicated or furnished (orally or in writing) by any Person to a Purchaser or its Affiliates or Representatives), except as expressly set forth in this Agreement, and neither the Vendors nor any other Person shall have or be subject to any liability to the Purchasers or any other Person resulting from the distribution to a Purchaser, or a Purchasers' use of, any such information and any information, documents or material made available to a Purchaser in the Data Room, any management presentations, the participation or assistance of any Representatives of the Vendor or the Corporations in the due diligence sessions or otherwise in connection with the underwriting of the Equity Financing or in any other form, oral or written, in expectation of the transactions contemplated hereby. The Purchasers acknowledge that they have performed a due diligence investigation with respect to the Corporations, the Purchased Shares, the Purchased Debt and the Corporation Assets on the basis of the information provided by the Vendor and that they have had sufficient opportunity to review any and all information made available to them and further acknowledge that, except as expressly provided in Article 4 (as modified by the Vendor Disclosure Letter), the Vendor makes no further representations or warranties to the Purchasers of any kind, character or nature, whether express or implied, statutory or otherwise, with respect to the Corporations, the Purchased Shares, the Purchased Debt and the Corporation Assets, or the transactions contemplated by this Agreement. The Purchasers affirm that save as and to the extent expressly provided in this Agreement, they are relying on their own independent investigation, analysis and evaluation of the geological, geological engineering, economic and other interpretations of the costs of and prospects for further development of the Corporation Assets.

5.29	No Corrupt Conduct

(a)	In connection with the performance of its obligations under this Agreement, or otherwise in connection with the transactions contemplated by this Agreement, none of the Purchasers, any of their affiliates, or any of their respective directors, officers, employees, agents or representatives, have made, offered, or authorized, and will not make, offer or authorize, any payment, gift, promise or other advantage, whether directly or indirectly through any other person or entity, to or for the use or benefit of any Conflicted Person, where such payment, gift or promise would violate any of the Corruption Statutes.

(b)	None of the Purchasers or the Purchaser Subsidiaries, nor any of their respective controlled Affiliates, directors, officers, employees or agents, has taken any action, directly or indirectly, that would result in a violation by such Persons of the Corruption Statutes or any other Applicable Law addressing anti-corruption matters, whether within the United States, Canada, Argentina or any other jurisdiction.

(c)	There are no ongoing, pending or Threatened inquiries, investigations or other proceedings by any Authorized Authority in respect of, and none of the Purchasers nor any of their Affiliates has conducted or initiated an internal investigation, made a voluntary or other disclosure to an Authorized Authority, or received any notice or citation related to alleged violations of anti-corruption, anti-money laundering, or sanctions law.

(d)	No Official and no close relative or family member of an Official (i) holds a material ownership or other economic interest in any of the Purchasers or any of the Purchaser Subsidiaries, or (ii) serves as an officer, director, or employee of any of the Purchasers or the Purchaser Subsidiaries.

5.30	Consideration Shares

(a)	The Consideration Shares are duly authorized and, when issued in accordance with this Agreement will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens.

(b)	The Consideration Shares are and will be at the time of issue to the Vendor, part of a class of shares of MVN that is presently, and will be at the time of issue to the Vendor, listed and posted for trading on the TSX-V, and the Consideration Shares have been conditionally approved to be listed and posted for trading on the TSX-V.

(c)	The issuance of the Consideration Shares will be exempt from the registration and prospectus requirements under the Applicable Securities Laws. As at the Closing Date, the Consideration Shares will not be subject to a restricted period or statutory hold period or to any resale restrictions under the Applicable Securities Laws, the policies of the TSX-V or otherwise other than a restricted period of four (4) months and one (1) day after the Closing Date pursuant to section 2.3 of NI 45-102.

(d)	The certificate representing the Consideration Shares shall bear a legend only in the following form:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [the date that is 4-months and 1 day from the Closing Date.]"

(e)	The Consideration Shares have not been offered to the Vendor in the United States (as defined in Regulations S under the U.S. Securities Act).

(f)	MVN is a "foreign issuer" and reasonably believes that there is no "substantial U.S. market interest" (as such terms are defined in Regulation S under the U.S. Securities Act) with respect to its common shares.

5.31	Equity Financing

(a)	A true and complete copy of the Bought Deal Letter was provided by the Purchasers to the Vendor concurrently with the execution and delivery of this Agreement, pursuant to which the Underwriters have agreed, subject only to the terms and conditions set out therein, to purchase or provide substitute purchasers for the Subscription Receipts in the amounts set forth therein, for minimum gross proceeds of CDN$50,000,000 (the "Equity Financing").

(b)	The Bought Deal Letter is in full force and effect, and is a legal valid and binding obligation of MVN and, to the knowledge of the Purchasers, the other parties thereto.

(c)	The Bought Deal Letter has not been amended or modified prior to the date hereof, and subject to the terms of the Bought Deal Letter, no such amendment or modification is contemplated and the Purchasers have not received any notice that the commitments contained therein have been withdrawn or rescinded in any respect.

(d)	The obligations of the Underwriters to consummate the Equity Financing are not subject to any conditions or other contingencies related to the funding of such commitments, other than as set forth in the Bought Deal Letter.

(e)	As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time or both) would constitute a breach or default under the Bought Deal Letter by MVN or, to the knowledge of the Purchasers, any other party thereto under any term or condition of the Bought Deal Letter. As of the date of this Agreement, the Purchasers do not have any reason to believe that any of the conditions set forth in the Bought Deal Letter will not be satisfied or the funding contemplated in the Bought Deal Letter will not be made available to MVN in accordance with the terms of the Bought Deal Letter.

Article 6

CONDITIONS TO CLOSING

6.1	Mutual Conditions

No Party shall be obligated to complete the transactions contemplated by this Agreement unless, at or before the Time of Closing, each of the conditions listed below in this Section 6.1 has been satisfied, it being understood that the said conditions are included for the mutual benefit of the Parties and may be only be waived if agreed to in writing, in whole or in part, by the Parties.

(a)	PPL Agreement. The conditions to closing set forth in Section 6.1 of the PPL Agreement shall have been satisfied or waived in accordance with the terms thereof.

(b)	TSX-V Approval. The TSX-V shall have conditionally approved for listing all of the Consideration Shares.

(c)	No Illegality. No Applicable Law shall be in effect, and no Authorized Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law, in either case that restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement.

6.2	Purchaser's Conditions

The Purchasers shall not be obligated to complete the transactions contemplated by this Agreement unless, at or before the Time of Closing, each of the conditions listed below in this Section 6.2 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Purchasers and may be waived in writing, in whole or in part, by the Purchasers in their sole discretion.

(a)	Vendors' Covenants. The Vendors shall have executed, delivered and performed, in all material respects, all covenants, agreements and documents on their part to be performed hereunder.

(b)	Vendors' Representations and Warranties. The representations and warranties of the Vendors set forth herein shall be true and correct as of the Closing Time as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or, with respect to all representations and warranties, except as affected by transactions contemplated or permitted by this Agreement), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result, or would not reasonably be expected to result, in a Material Effect in respect of the Corporations, taken as a whole, or would not, or would not reasonably be expected to, materially impede the ability of the parties to complete the transactions contemplated hereby, and the Vendors shall have provided to the Purchasers a certificate of a senior officer certifying (without personal liability) such facts at the Closing Time.

(c)	Share Certificates. The Vendors shall have delivered certificates representing the entirety of the Purchased Shares, accompanied by stock transfer powers duly executed in blank or duly executed instruments of transfer (collectively, the "Share Certificates").

(d)	Debt Assignment. The Vendors shall have delivered an executed copy of the Purchased Debt Assignment Agreement.

(e)	Minute Books, etc. The Vendors shall have delivered all original, minute books and corporate seals of the Corporations (collectively, the "Minute Books").

(f)	Resignations and Releases. The Vendors shall have delivered or caused to have been delivered to the Purchasers duly executed resignations and releases from each director and officer of the Corporations (collectively, the "Resignations").

(g)	Corporate Proceedings. All necessary steps and proceedings of the Corporations and the Vendors, as approved by the Purchasers' Counsel, shall have been taken to permit the Purchased Shares to be duly and regularly transferred to the Purchasers. All such Purchased Shares shall be transferred to the Purchasers free and clear of any Liens whatsoever, other than Permitted Liens.

(h)	No Encumbrances. At the Time of Closing, the Purchased Shares and the Corporation Assets shall be free and clear of any Liens whatsoever, other than the Permitted Liens; provided that, the Vendors may deliver separate no-interest letter agreements, in form satisfactory to the Purchasers, acting reasonably, duly executed by each applicable secured party or registrant, whereby each such secured party or registrant agrees, upon the satisfaction of terms satisfactory to the Purchasers, acting reasonably, to release and discharge the Purchased Shares and the Corporation Assets from any and all security interests held by such secured party or registrant, other than the Permitted Liens.

(i)	Closing Documents. The Vendors and the Corporations shall have executed and delivered the documents set out in Subsection 7.2(a).

(j)	No Actions. No act, action, suit, proceeding, objection or opposition shall have been Threatened or taken before or by any Authorized Authority or by any elected or appointed public official or private person in Canada, Argentina or elsewhere, whether or not having the force of law, and no law, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated, amended or applied, which in either case has had or, if the transactions contemplated hereby were consummated, would result in a Material Effect on Corporations, taken as a whole, or would materially impede the ability of the Parties to complete the transactions contemplated hereby, excluding any act, action, suit, proceeding, objection or opposition taken in relation to the ROFRs.

(k)	No Material Effect. Between the date hereof and the Closing Time, there shall not have occurred any Material Effect with respect to the Corporations, taken as a whole.

6.3	Vendors' Conditions

The Vendors shall not be obligated to complete the transactions contemplated by this Agreements unless, at or before the Time of Closing, each of the conditions listed below in this Section 6.3 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Vendors.

(a)	Purchase Price. The Purchasers shall deliver the Purchase Price to the Vendors pursuant to Section 2.3.

(b)	Purchaser's Covenants. The Purchasers shall have executed, delivered and performed, in all material respects, all covenants, agreements and documents on its part to be performed hereunder.

(c)	Purchaser's Representations and Warranties. The representations and warranties of the Purchasers set forth herein shall be true and correct as of the Closing Time as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or, with respect to all representations and warranties, except as affected by transactions contemplated or permitted by this Agreement), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result, or would not reasonably be expected to result, in a Material Effect in respect of the Purchasers or would not, or would not reasonably be expected to, materially impede the ability of the parties to complete the transactions contemplated hereby, and the Purchasers shall have provided to the Vendors a certificate of a senior officer certifying (without personal liability) such facts at the Closing Time.

(d)	Debt Assignment. The Purchasers shall have delivered an executed copy of the Purchased Debt Assignment Agreement.

(e)	Releases. The Corporations shall have delivered or caused to be delivered to the Vendors duly executed releases in respect of each director and officer of the Corporations.

(f)	Closing Documents. The Purchasers shall have executed and delivered the documents set out in Subsection 7.2(b).

(g)	No Actions. At the Time of Closing: (i) no Legal Proceedings shall be pending or Threatened to restrain, set aside or invalidate the transactions contemplated by, or to obtain damages in respect of, this Agreement or the ownership by the Corporations of the Corporation Assets or operation of the Business; and (ii) no Legal Proceedings shall be pending or Threatened by any Person to enjoin, restrict or prohibit the transactions contemplated by this Agreement.

(h)	GTAH Transaction. The GTAH Transaction shall have been completed.

(i)	Technology Transfer Agreement. The Technology Transfer Agreement shall have been terminated.

(j)	ROFRs. The Vendors shall be satisfied that sufficient measures have been put in place to ensure that the Purchasers and GTA or its successor shall comply with the obligations under the ROFR in accordance with Section 3.6.

(k)	No Material Effect. Between the date hereof and the Closing Time, there shall not have occurred any Material Effect with respect to the Purchasers, taken as a whole.

6.4	Satisfaction of Conditions

The Parties covenant and agree to use all reasonable commercial efforts until the earlier of the Closing Date and the Outside Date to take, or refrain from taking any actions, with the intent that the conditions precedent, as set forth in this Article 6, shall be satisfied and all covenants and agreements herein made by them shall have been performed.

Article 7

Closing

7.1	Place and Time of Closing

The Closing shall occur at the offices of the Vendors' Counsel in Calgary, Alberta, at the Time of Closing on the Closing Date, simultaneously with the closing of the transactions contemplated by the PPL Agreement, in accordance with the sequence set out in Section 7.2.

7.2	Closing Sequence

(a)	At or prior to Closing, the Vendors shall deliver the following documents to the Vendors' Counsel or, in the case of any documents located in Argentina, to the Vendors' Argentine Counsel, in each case in escrow, with written instructions that same be released to or at the direction of the Purchasers concurrently with the release of the items specified in Subsection 7.2(b) upon receipt of the confirmation specified by Subsection 7.2(b)(iv) and the Purchase Price:

(i)	the Share Certificates;

(ii)	the Purchased Debt Assignment Agreement;

(iii)	the Quota Purchase Agreement;

(iv)	the Transfer Notice;

(v)	the Minute Books;

(vi)	the Resignations;

(vii)	the Parent Guarantee;

(viii)	the Withholding Escrow Agreement;

(ix)	the officer's certificate contemplated by Subsection 6.2(b);

(x)	a copy of the resolutions of the boards of directors of the Corporations, authorizing the transfer of the Shares pursuant to the terms of this Agreement, certified by an officer of the Corporation as true and correct, as of the Closing Date; and

(xi)	a copy of the resolutions of the board of directors of the Vendor and of the resolutions of the sole shareholder of the Vendors, authorizing the execution of this Agreement and the performance by the Vendors of their obligations hereunder, each certified by an officer of the applicable Vendor as true and correct, as of the Closing Date.

(b)	At or prior to Closing, the Purchasers shall deliver the following documents to the Vendors' counsel, in escrow, with written instructions that same be released to or at the direction of the Vendors concurrently with the release of the items specified in Subsection 7.2(a) upon receipt by the Vendors of the confirmation specified by Subsection 7.2(iv) and the Purchase Price:

(i)	a copy of the resolutions of the board of directors of the Purchaser, authorizing the execution of this Agreement and the performance by the Purchasers of their obligations hereunder, certified by an officer of the Purchasers as true and correct, as of the Closing Date;

(ii)	the Purchased Debt Assignment Agreement;

(iii)	the Withholding Escrow Agreement;

(iv)	the officer's certificate contemplated by Subsection 6.3(c); and

(v)	a legal opinion of the Purchaser's Counsel with respect to the issuance of the Consideration Shares, in form satisfactory to the Vendor.

(c)	The Vendors' Argentine Counsel shall provide confirmation to the Vendors that all of the closing documents contemplated by this Agreement and the GTA Agreement have been delivered to the Vendors' Argentine Counsel in accordance with the provisions of Section 7.2 of this Agreement and Section 7.2 of the PPL Agreement.

(d)	All documents and items delivered at Closing pursuant to Subsections 7.2(a) and (b) shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place in accordance with this Subsection 7.2(b)(iv). Simultaneously with receipt, in immediately available electronic funds, in the applicable Vendor’s Bank Account, of the cash portion of the Purchase Price, the receipt by the Vendors of the certificates representing the Consideration Shares, in accordance with the allocation set forth in Schedule 2.1(a), and the confirmation of the Vendors' Argentine Counsel provided in for in Subsection 7.2(b)(iv), the documents and items delivered at Closing pursuant to Subsections 7.2(a) and (b) shall be released from escrow and delivered to the Purchasers or the Vendors, as applicable and the transfer of the Purchased Shares shall occur immediately following the transfer of the Purchased Debt. For clarity, the Parties acknowledge that the effect of this Subsection 7.2(d) is that all documents and payments to be delivered and other actions to be taken upon Closing and the closing of the transactions contemplated by the GTA Agreement shall be deemed to have occurred simultaneously, save that the transfer of the Purchased Debt shall occur immediately prior to the transfer of the Purchased Shares, and none of such deliveries or actions shall be deemed effective unless and until all the conditions set forth in Article 6 have been satisfied or waived and all such deliveries and actions shall have been taken place.

Article 8

CONFIDENTIALITY

8.1	Confidentiality

(a)	All documents and information received by the Vendors from the Purchasers or vice versa, and their respective counsel and agents (including this Agreement), shall be treated by the Vendors and the Purchaser, as the case may be, as confidential information and will not be used by the recipient or disclosed to others by the recipient, except to their respective counsel, auditors and bankers. Neither Party shall disclose the terms of this Agreement to any other Person (other than such Party's affiliates, directors, officers, consultants, employees, lenders, counsel, accountants or any other advisors on a need-to-know basis who have agreed in writing or who by the nature or their terms of their retainer, engagement or employment are under a duty to keep such terms confidential and to use the information only for the need-to-know basis upon which the information was provided, and for whom such Party shall be liable as a result of any breach of such obligation of confidentiality), except in order to comply with any Applicable Law; provided that, subject to the provisions of Subsection 8.1(b), each Party shall notify the other Parties of any proceeding under Applicable Law of which it is aware which may result in disclosure and the other Parties may, at their own expense, seek to obtain any protective order to prevent or limit such disclosure. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation; provided further that, all monetary damages shall be limited to actual direct damages. The provisions of this Section 8.1 shall survive the Closing Date for a period of two years.

(b)	No public announcement, press release or other statement (an "Announcement") regarding the terms or existence of this Agreement shall be made by a Party without prior written consent of the other Party, which consent shall not be unreasonably withheld or denied. Any request for such consent shall include the draft of the Announcement that the Party proposes to release and the other Party shall respond definitively to the request (i.e. consent is given or denied) within three (3) Business Days after notice of the request is given and, if consent is denied with respect to all or a portion of the proposed release, the reasons for such denial shall be included in the response. If no response is received within the said three (3) Business Day period, the requesting Party shall be entitled to make the proposed Announcement. Notwithstanding the foregoing:

(i)	both Parties shall be entitled to issue an Announcement which may identify the gross and net (to the Corporations) of the area of the Corporation Assets, the Corporation Assets and the country and basin in which the Corporation Assets are located or pertain to, the Parties and their respective ultimate parent entities, and whether the transaction contemplated by this Agreement is subject to any Regulatory Approvals and the estimated length of time before such approvals are received; and

(ii)	notwithstanding any failure to request or obtain such written consent, no Party shall be prohibited from issuing or making any such Announcement to the extent it is required to do so in order to comply with an order or direction of an Authorized Authority or to comply with Applicable Laws; however, any such required Announcement shall include only that portion of information which the disclosing Party is advised by counsel (including in-house counsel) is legally required. Upon request, such opinion, in written form, shall be delivered to the other Party.

Article 9

LIABILITY AND INDEMNIFICATION

9.1	Survival of Representations and Warranties; Covenants

Subject to the provisions of this Article 9, the representations and warranties of the Vendors contained in Article 4 and those of the Purchasers contained in Article 5 shall survive the Closing but shall terminate and be of no further force or effect on the first anniversary of the Closing Date, and no claims shall be made by any indemnified party under this Article 9 thereafter. Notwithstanding the foregoing, (a) any such representation or warranty as to which a claim relating thereto is asserted in writing (which states with specificity the basis therefor) during such survival period shall, with respect only to such claim, continue in force and effect beyond such survival period pending resolution of such claim, and (b) the representations and warranties of the Vendors set forth in Sections 4.32 and 4.33 shall survive until the third anniversary of the Closing Date.

9.2	Vendor's Agreement to Indemnify

Subject to the occurrence of the Closing, from and after the Effective Date, and subject to Section 9.1, each of the Vendors shall indemnify the Purchaser, its affiliates and its Representatives against and hold them harmless from any Losses actually incurred by the Purchasers to the extent arising from:

(a)	the failure of any representation or warranty made by such Vendor in this Agreement to be true and correct as of the Execution Date;

(b)	any breach of any covenant of such Vendor contained in this Agreement requiring performance after the Closing Date;

(c)	any fees, expenses or other payments incurred or owed by such Vendor to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement, if any; and

(d)	the liabilities or contingencies reserved for on the Corporation Financial Statements that have not been included as liabilities in the calculation of the Effective Date Working Capital, up to the amount of each such reserve.

9.3	Purchaser's Agreement To Indemnify

Subject to the occurrence of the Closing, from and after the Effective Date, and subject to Section 9.1, the Purchasers shall indemnify the Vendors and their Affiliates and its Representatives against and hold then harmless from, any Losses suffered or incurred to the extent arising from:

(a)	the failure of any representation or warranty made by a Purchaser in this Agreement to be true and correct on and as of the Execution Date;

(b)	any breach of any agreement of a Purchaser or the Corporations contained in this Agreement requiring performance after the Closing Date;

(c)	any fees, expenses or other payments incurred or owed by a Purchaser to any brokers, financial advisors or comparable persons retained or employed by it in connection with the transactions contemplated by this Agreement;

(d)	any Decommissioning Liabilities and any Environmental Liabilities of whatsoever nature and howsoever arising before or after the Effective Date;

(e)	any guarantee or obligation to assure performance given or made by a Vendor or any of the Vendors' affiliates with respect to any obligation of the Corporations;

(f)	all obligations and Liabilities of the Corporations of whatever kind and nature, whether arising before, on or after the Effective Date;

(g)	all Losses suffered or incurred in connection with the Equity Financing or the Argentine Filing, or any assistance or activities provided in connection therewith; and

(h)	any claims made against the Vendors or their Affiliates by the ROFR Holders.

9.4	Indemnification Procedures

(a)	Notice of Claim. Promptly after receipt by the indemnified party under Section 9.2 or Section 9.3, as the case may be, of notice of the commencement of any claim or proceeding made by any third party against an indemnified party (a "Proceeding") or after the indemnified party becoming aware of a Loss not involving a third party claim, in either case with respect to which it believes it is entitled to be indemnified under this Agreement, the indemnified party shall, if a claim in respect thereto is to be made against the indemnifying party under this Article 9, notify the indemnifying party in writing (and in reasonable detail) of the commencement of the Proceeding or the Loss; provided, however, that the omission to notify the indemnifying party shall not relieve it from any Liability that it may have to the indemnified party to the extent that the indemnifying party is not prejudiced by such omission (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party.

(b)	Procedure. If a Proceeding shall be brought against an indemnified party and it shall notify the indemnifying party thereof in accordance with subsection (a) of this Section 9.4, the indemnifying party shall be entitled to participate in the defence thereof, and if it so chooses, to assume the legal defence thereof with counsel selected by the indemnifying party. The indemnified party shall have the right to employ separate counsel (not reasonably objected to by the indemnifying party) in any such action and participate in the defence thereof, but the indemnifying party shall control such defence and the fees and expenses of such counsel shall be at the expense of the indemnified party unless (i) the employment of such separate counsel shall have been specifically authorized in writing by the indemnifying party or (ii) the indemnifying party shall have failed to assume the defence of such action after notice from the indemnified party. If the indemnifying party chooses to defend a Proceeding, the indemnified party shall cooperate in the defence thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder. Whether or not the indemnifying party assumes the defence of a Proceeding, the indemnified party shall not admit any Liability with respect to, or settle, compromise or discharge, such Proceeding without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld). The indemnifying party shall be authorised to consent to a settlement of, or the entry of any judgment arising from, any Proceeding, without the consent of the indemnified party; provided that the indemnifying party shall (i) pay or cause to be paid all amounts arising out of such settlement or a final judicial or arbitral determination (not subject to further appeal) concurrently with the effectiveness of such settlement; (ii) not encumber any of the material assets of an indemnified party or agree to any restriction or condition that would apply to or materially adversely affect any indemnified party or the conduct of any indemnified party’s business; (iii) obtain, as a condition of any settlement or other resolution, a complete release of any indemnified party potentially affected by such Proceeding; and (iv) ensure that such settlement does not include the admission of wrongdoing or conduct.

(c)	Other Claims. In the event any indemnifying party receives a notice of a claim for indemnity from an indemnified party pursuant to subsection (a) of this Section 9.4 that does not involve a third party claim, the indemnifying party shall notify the indemnified party within 30 Business Days following its receipt of such notice if the indemnifying party disputes its liability to the indemnified party under this Article 9. If (i) the indemnifying party does not so notify the indemnified party or (ii) the validity and amount of the Loss set forth in the claim is disputed by the indemnifying party, the Parties shall attempt in good faith to resolve their differences for a period of 60 days and, if the Parties are unable to resolve this differences within such period, the indemnified party may submit the matter to binding arbitration in such manner as the Parties may agree or, in default, pursuant to the provisions of the Arbitration Act (Alberta).

(d)	Calculation of Losses. The Parties agree that, with respect to any payment or indemnity or for the benefit of the indemnified Party under this Section 9.4, the indemnifying party’s indemnity obligations (i) shall include the payment of such amount, if any, as shall be necessary to hold the indemnified party harm1ess on an after-Tax basis from all Taxes required to be paid by such the indemnified party with respect to such payment or indemnity (including any payments made pursuant to this Section 9.4(d),) under any Applicable Law, and (ii) shall be reduced by, or the indemnified party shall reimburse the indemnifying party, as the case may be, the amount of any Tax Benefits as such benefits are actually realized by the indemnified party arising from any payment of Taxes. For purposes of this Section 9.4(d), the indemnified party and the indemnified party’s external auditors shall certify to the indemnifying party of the amount of any Tax Benefits actually realized by the indemnified party. In the event that any Tax Benefits realized by the indemnified party and reimbursed to the indemnifying party are ultimately rescinded, revoked or denied by the relevant Tax Authority, the indemnifying party shall return the full amount of any such Tax Benefits to the indemnified party as soon as practicable following written notice by the indemnified party to the indemnifying party certifying as to the decision of the relevant Tax Authority with respect to such rescission, revocation or denial of Tax Benefits.

9.5	Limitations

(a)	Threshold, De Minimis, Cap. Notwithstanding anything contained herein to the contrary, in no event shall the Purchasers be entitled to indemnity under this Agreement (i) until the aggregate of all Losses arising from all matters indemnifiable by the Vendors under this Agreement exceed, on a cumulative basis, 10% of the Purchase Price, and then only to the extent of any such excess; and (ii) for any individual items where the Loss related thereto is less than 0.5% of the Purchase Price. Notwithstanding anything contained herein to the contrary, in no event shall the Purchasers be entitled to indemnity in excess of 50% of the Purchase Price, considering the aggregate of all Losses for which the Purchasers shall have been indemnified.

(b)	Consequential Damages. No Party shall be liable to any other Party for claims for punitive, special, exemplary or consequential damages, including damages for loss of profits, loss of use or revenue or losses by reason of cost of capital, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar Applicable Law or any other legal or equitable principle, and each Party releases the other from liability for any such damages. No Party shall be entitled to rescission of this Agreement as a result of breach of any other Party’s representations, warranties, covenants or agreements, or for any other matter.

(c)	Other limitations. Notwithstanding anything to the contrary in this Agreement, no Party (the "Indemnifying Party") shall be liable to any other Party (the "Claiming Party") for any Losses pursuant to Subsection 9.2(a) or 9.3(a) to the extent:

(i)	that the Losses occur or are increased as a result of the adoption, re-interpretation, promulgation, abrogation or other imposition of any Applicable Law, including those relating to Taxes, not in force at the Execution Date;

(ii)	that the Losses would not have arisen but for a change in accounting policy or practice or Tax related policy of the Claiming Party or its Affiliate after the Closing;

(iii)	that the Losses relate to Legal Proceedings taken by the Claiming Party;

(iv)	that the Losses relate to actions taken by any other Person (other than the Indemnifying Party in breach of this Agreement) after the Execution Date;

(v)	resulting from any matter disclosed by a Vendor to a Purchaser in accordance with this Agreement or in the Data Room;

(vi)	of any reserve for the subject matter of the claim reflected on the Corporation Financial Statements;

(vii)	that the Losses result from any action required or permitted pursuant to Section 3.2; or

(viii)	that the Losses could have been avoided had a Purchaser taken reasonable steps to mitigate.

(d)	Insurance. The amount of any Loss for which indemnification is provided under this Article 9 shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies with respect to such Loss.

9.6	Sole Remedy

The Parties acknowledge and agree that, should the Closing occur, their sole and exclusive remedy with respect to any and all Losses (including any Losses from claims for breach of contract, warranty, tortiuous conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by any other Party or any failure by another Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, by such other Party prior to the Closing or any other matters relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article 9. In furtherance of the foregoing, the Parties hereby waive, from and after the Execution Date, any and all rights, claims and causes of action any indemnified party may have against an indemnifying party arising under or based upon this Agreement (other than as pursuant to the indemnification provisions set forth in this Article 9). Notwithstanding the foregoing, this Section 9.6 shall not prohibit claims of fraud in connection with the representations and warranties contained herein.

9.7	No Merger of Legal Responsibilities

The liabilities, indemnities and limitations created in this Article 9 shall be deemed to apply to, and shall not merge in, all assignments, transfers and other documents delivered by the Vendors to the Purchasers pursuant hereto, notwithstanding the terms of such assignments, transfers and other documents or Applicable Law to the contrary, and all such rules are hereby waived.

Article 10

termination

10.1	Grounds for Termination

This Agreement may be terminated on or prior to the Closing Date:

(a)	by the mutual written agreement of the Vendors and the Purchasers;

(b)	by the Purchasers upon written notice to the Vendors if:

(i)	any of the conditions set forth in Section 6.2 have not been satisfied or waived by the Purchasers on or prior to the Outside Date; or

(ii)	if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Vendors under this Agreement occurs that would cause any condition in Section 6.2 not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 10.2; provided that neither of the Purchasers is then in breach of this Agreement so as to cause any condition in Section 6.3 not to be satisfied;

(c)	by the Vendors upon written notice to the Purchasers if:

(i)	any of the conditions set forth in Section 6.3 have not been satisfied or waived by the Vendors on or prior to the Outside Date; or

(ii)	if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchasers under this Agreement occurs that would cause any condition in Section 6.3 not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 10.2; provided that the Vendors are not then in breach of this Agreement so as to cause any condition in Section 6.2 not to be satisfied;

(d)	by either Party upon written notice to the other Party if the condition set forth in Subsection 6.1(c) have not been satisfied on or prior to the Outside Date;

(e)	by the Purchasers upon written notice to the Vendors if the condition set forth in Subsection 6.1(a) has not been satisfied, or has become impossible to satisfy, on or prior to the Outside Date due to MVN terminating the PPL Agreement pursuant to Subsection 10.1(b) thereof;

(f)	by the Vendors upon written notice to the Purchasers if the condition set forth in Subsection 6.1(a) has not been satisfied, or has become impossible to satisfy, on or prior to the Outside Date due to an Affiliate of the Vendor terminating the PPL Agreement pursuant to Subsection 10.1(c) thereof;

(g)	by either Party upon written notice to the other Party if the condition set forth in Subsection 6.1(b) has not been satisfied on or prior to the Outside Date;

(h)	by the Vendors if the Bought Deal Letter or the Underwriting Agreement is terminated, provided that, if MVN is proceeding diligently to obtain an alternate source of financing, the Vendors may not terminate this Agreement pursuant to this Subsection 10.1(h) until the earlier of 10 Business Days after the date that the Bought Deal Letter or the Underwriting Agreement is terminated and the Outside Date; or

(i)	by either Party if the Vendors enter into or implement an Acquisition Proposal;

provided that, notwithstanding anything to the contrary express or implied herein, a Party shall not be allowed to exercise any right of termination pursuant to this Section 10.1 if the event giving rise to such right is due to an Agreement Default by such Party.

10.2	Notice and Cure Provisions

(a)	Each Party shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to cause any condition in Section 6.2 or Section 6.3, as applicable, not to be satisfied.

(b)	Notification provided under this Section 10.2 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(c)	The Purchasers may not elect to exercise their right to terminate this Agreement pursuant to Subsection 10.1(b)(ii) and the Vendors may not elect to exercise their right to terminate this Agreement pursuant to Subsections 10.1(c)(ii), unless the Party seeking to terminate the Agreement (the "Terminating Party") has delivered a written notice ("Termination Notice") to the other Party (the "Breaching Party") specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (with any intentional breach being deemed to be incurable), the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) if such matter has not been cured by the date that is seven (7) Business Days following receipt of such Termination Notice by the Breaching Party, such date.

10.3	Effect of Termination

(a)	If this Agreement is terminated by the Vendors or by the Purchasers as permitted under Section 10.1, except as contemplated by Section 2.4 or Subsection 10.3(b), such termination shall be without liability of any Party to the other Parties, or to any of their shareholders or Representatives.

(b)	In the event that this Agreement is terminated by either Party pursuant to Subsection 10.1(i) or by the Purchasers pursuant to Section 10.1(b) due to an intentional breach of any representation or warranty or intentional failure to perform any covenant or agreement on the part of the Vendors under this Agreement, then, in addition to the return of the Deposit in accordance with Section 2.4, the Vendors shall pay to the Purchasers an amount equal to five percent (5%) of the Purchase Price in immediately available funds to an account designated by the Purchasers within three (3) Business Days after such termination, as liquidated damages and not as a penalty (the "Purchasers Termination Fee").

Article 11

NOTICES

11.1	Delivery of Notices

Notwithstanding anything to the contrary contained herein, all notices or other deliveries required or permitted hereunder shall be in writing. Any notice or other delivery to be given hereunder shall be deemed to be properly provided if delivered in any of the following modes:

(a)	personally, by delivering the notice to the Party on which it is to be served at that Party's address for notices as set forth in Section 11.2. Personally delivered notices shall be deemed to be received by the addressee when actually delivered as aforesaid; provided that, such delivery shall be during normal business hours on any Business Day. If a notice is not delivered on a Business Day or is delivered after the addressee's normal business hours, such notice shall be deemed to have been received by such Party at the commencement of the addressee's first Business Day next following the time of the delivery; or

(b)	by facsimile (or by any other like method by which a written message may be sent) directed to the Party on which it is to be delivered at that Party's facsimile number as set forth in Section 11.2. A notice so served shall be deemed to be received by the addressee when transmitted by the Party delivering the notice (provided such Party obtains confirmation from its facsimile of successful transmission), if transmitted during the addressee's normal business hours on any Business Day, or at the commencement of the next ensuing Business Day following transmission if such notice is not transmitted on a Business Day or is transmitted after the Party's normal business hours.

11.2	Notices

The address and facsimile number for delivery of notices, documents, cheques or other instruments hereunder of each of the Parties shall be as follows:

(a)	if to the MVN at:

Madalena Energy Inc.

Suite 200, 707 – 7th Avenue S.W.

Calgary, Alberta T2P 3H6

Attention:            President and CEO

Facsimile:            (403) 262-1905

with a copy to (which shall not constitute notice):

Burnet, Duckworth & Palmer LLP

Suite 2400, 525 – 8th Avenue S.W.

Calgary, Alberta T2P 1G1

Attention:            P.L. (Lonny) Tetley

Facsimile:            (403) 260-0141

(b)	if to the MVI c/o MVN at:

Madalena Energy Inc.

Suite 200, 707 – 7th Avenue S.W.

Calgary, Alberta T2P 3H6

Attention:            President and CEO

Facsimile:            (403) 262-1905

with a copy to (which shall not constitute notice):

Burnet, Duckworth & Palmer LLP

Suite 2400, 525 – 8th Avenue S.W.

Calgary, Alberta T2P 1G1

Attention:            P.L. (Lonny) Tetley

Facsimile:            (403) 260-0141

(c)	if to the GTE at:

Gran Tierra Energy Inc.

#300, 625 - 11th Avenue S.W.

Calgary, Alberta T2R 0E1

Attention:            General Counsel

Facsimile:            (403) 265-3292

with a copy to (which shall not constitute notice):

Blake, Cassels & Graydon LLP

Barristers and Solicitors

#3500, 855 – 2nd Street S.W.

Calgary, Alberta T2P 4J8

Attention:            Scott W. N. Clarke

Facsimile:            (403) 260-9700

(d)	if to PCESA c/o GTE at:

Gran Tierra Energy Inc.

#300, 625 11th Avenue S.W.

Calgary, Alberta T2R 0E1

Attention:            General Counsel

Facsimile:            (403) 265 3292

with a copy to (which shall not constitute notice):

Blake, Cassels & Graydon LLP

Barristers and Solicitors

#3500, 855 – 2nd Street S.W.

Calgary, Alberta T2P 4J8

Attention:            Scott W. N. Clarke

Facsimile:            (403) 260-9700

A Party may change its address and/or facsimile number and/or email for delivery by notice to the other Parties in the manner set forth herein, and such changed address for notices thereafter shall be effective for all purposes of this Agreement.

Article 12

PRIVACY MATTERS

12.1	Disclosed Personal Information

The Parties acknowledge that they are responsible for compliance at all times with Applicable Privacy Laws which govern the collection, use and disclosure of Personal Information acquired by or disclosed to any Party pursuant to or in connection with this Agreement (the "Disclosed Personal Information").

12.2	No Unrelated Use

No Party shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the transactions contemplated hereby.

12.3	Necessary Disclosure

Each Party acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the Parties shall proceed with the transactions contemplated hereby, and that the disclosure of Personal Information relates solely to the carrying on of the business and the completion of the transactions contemplated hereby.

12.4	Applicable Measures

Each Party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with Applicable Law to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

12.5	Duty to Keep Confidential

Each Party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties' obligations hereunder. Each Party shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or advisors of the respective Party who have a bona fide need to access such information in order to complete the transactions contemplated hereby.

12.6	Duty to Notify

Each Party shall promptly notify the other Parties of all inquiries, complaints, requests for access, and claims of which the Party is made aware in connection with the Disclosed Personal Information. The Parties shall fully co-operate with one another, with the persons to whom the Personal Information relates, and any Authorized Authority charged with enforcement of Applicable Privacy Laws, in responding to such inquiries, complaints, requests for access, and claims.

12.7	Duty to Return or Destroy

Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of any Party hereto, the other Parties shall forthwith cease all use of the Personal Information acquired by such other Parties in connection with this Agreement and will return to the requesting Party or, at the requesting Party's request, destroy in a secure manner, the Disclosed Personal Information (and any copies).

Article 13

GENERAL

13.1	Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the laws in effect in the Province of Alberta and the federal laws of Canada applicable therein. Each Party accedes and submits to the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

13.2	Commissions, etc.

(a)	The Vendors agree to indemnify and save harmless the Purchasers from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who has acted for a Vendor in connection with the sale of the Purchased Shares, the Purchased Debt or the indirect sale of the Corporation Assets.

(b)	The Purchasers agrees to indemnify and save harmless the Vendors from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who has acted for a Purchaser in connection with the purchase and sale of the Purchased Shares, the Purchased Debt or the indirect purchase and sale of the Corporation Assets.

13.3	Counterparts

This Agreement and any document or instrument to be executed and delivered by the Parties hereunder or in connection herewith may be executed and delivered in separate counterparts and delivered by any Party to the other Parties by facsimile or portable document format, each of which when so executed and delivered shall be deemed an original and all such counterparts shall together constitute one and the same agreement. If this Agreement or any such document or instrument is delivered by facsimile or portable document format, the Party so delivering this Agreement or such document or instrument shall within a reasonable time after such delivery deliver an originally executed copy to the other Parties.

13.4	Successors and Assigns

This Agreement will be binding upon and will enure to the benefit of the Parties and their respective successors and permitted assigns.

13.5	Supersedes Earlier Agreements

Other than with respect to the confidentiality agreements between the Parties dated May 7, 2014 and February 28, 2014 this Agreement constitutes the whole and entire agreement among the Parties in connection with the transactions contemplated herein and cancels and supersedes any prior agreements, undertakings, declarations, commitments, representations, written or oral, in respect thereof and there are no express or implied terms, conditions, agreements, undertakings, declarations, commitments, representations or warranties or other duties (legal, equitable, fiduciary, in tort or under general principles of civil law) whatsoever among the Parties not expressly provided for in this Agreement.

13.6	Waiver

No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

13.7	Time of the Essence

Time shall be of the essence in this Agreement.

13.8	No Merger

The representations, warranties, liabilities and indemnities created in this Agreement shall be deemed to apply to all assignments, conveyances, transfers and other documents conveying any of the Purchased Shares from the Vendors to the Purchasers. There shall not be any merger of any of such representations, warranties, liabilities or indemnities in such assignments, transfers or other documents.

13.9	Invalidity of Provisions

If any of the provisions of this Agreement are determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the other provisions shall not in any way be effected or impaired thereby.

13.10	Amendments

Subject to Section 11.2, this Agreement may be amended only by written instrument executed by the Vendors and the Purchaser.

13.11	Expenses

Except as specifically provided herein, each Party will bear the fees and disbursements of their respective lawyers and personal advisors (including tax advisors and accountants) engaged in connection with the preparation of this Agreement and any and all agreements, instruments, documents or other writings to be executed and delivered pursuant hereto and all other costs and expenses incurred in connection herewith.

13.12	Further Assurances

The Vendors will from time to time, on and after the date hereof, at the request and expense of the Purchasers, execute and deliver all such other additional instruments, notices, releases, acquittances and other documents and shall do all such other acts and things as may be reasonably necessary to carry out the terms and conditions of this Agreement in accordance with their true intent.

13.13	Survival

Notwithstanding anything else contained herein, and without limiting any of the provisions hereof, the obligations of the Parties specified in Section 2.4, Article 8, Article 9, Article 11, Article 12, Section 13.1, Section 13.2, Section 13.4, Section 13.8, Section 13.11, Section 13.12 and this Section 13.13 shall survive Closing and continue to bind the Parties in accordance with their terms.

The schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of the omitted schedules and/or exhibits will be furnished to the Securities and Exchange Commission upon request.

Omitted Schedules and Exhibits:

Schedule 2.1(a)

Exhibit A:	PARENT GUARANTEE

Exhibit B:	PURCHASED DEBT ASSIGNMENT AGREEMENT

Exhibit C:	DEPOSIT ESCROW AGREEMENT

Exhibit D:	ASSIGNMENT AGREEMENT

Exhibit E:	QUOTA PURCHASE AGREEMENT

Exhibit F:	WITHHOLDING ESCROW AGREEMENT

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